As filed with the U.S. Securities and Exchange Commission on January 14, 2020

Registration No. 333-234744

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TOP SHIPS INC.
(Exact name of Registrant as specified in its charter)

Republic of The Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

TOP Ships Inc. 1 Vas. Sofias and Meg. Alexandrou Str, 15124 Maroussi, Greece 011 30 210 8128180		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1223
(Address and telephone number of Registrant’s principal executive offices)		(Name, address and telephone number of agent for service)

________________________________________________

Copy to:

________________________________________________

Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1223 (telephone number) (212) 480-8421 (facsimile number)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    [x]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ◻
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ◻
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ◻
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company   ◻

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ◻
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (4)		Proposed Maximum Aggregate Offering Price (4)		Amount of Registration Fee
Secondary Offering
Common Shares, $0.01 par value per share, including related preferred stock purchase rights issuable upon exercise of the Class A and Class B Warrants (2)(3)	8,400,000	$2.00		$16,800,000		$2,181
Class A Warrants to purchase common shares (5)	4,200,000		-		-		-
Class B Warrants purchase common shares(5)	4,200,000		-		-		-
Total						$2,181	*

*Previously paid.
(1)
The common shares, par value $0.01, being registered hereunder are being registered for sale by the selling shareholders named in the prospectus. Under Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered include such indeterminate number of common shares as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar events.

(2)
Preferred stock purchase rights are not currently separable from the common shares and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of the common shares.  For more information please see Description of Share Capital—Stockholders Rights Agreement” below.

(3)
Consists of 8,400,000 common shares underlying the Company’s Class A Warrants and Class B Warrants sold pursuant to a Securities Purchase Agreement, dated November 6, 2019, by and between TOP Ships Inc. and the purchasers thereto.

(4)
Estimated solely for purpose of calculating the amount of registration fee pursuant to Rule 457(g) of the Securities Act based on the highest exercise price of the Warrants of $2.00 per common share converted, which is higher than the offering price of securities of the same class included in the registration statement or the price of securities in the same class, as determined by Rule 457(c) of the Securities Act.

(5)	No fee pursuant to Rule 457(g) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  The Selling Shareholders identified herein may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
SUBJECT TO COMPLETION, DATED JANUARY 14, 2020

8,400,000 of Common Shares
4,200,000 Class A Warrants
4,200,000 Class B Warrants
Offered by the Selling Shareholders

The securities offered for resale are 4,200,000 Class A Warrants, 4,200,000 Class B Warrants, or together the Warrants, and 8,400,000 shares underlying the Warrants, issued by us in a private placement pursuant to the Securities Purchase Agreement dated November 6, 2019, or the Securities Purchase Agreement.
The Selling Shareholders named herein, or the Selling Shareholders, may sell in one or more offerings pursuant to this registration statement up to an aggregate of 4,200,000 Class A Warrants, 4,200,000 Class B Warrants and 8,400,000 of our common shares that are issuable to the Selling Shareholders upon exercise of the Warrants acquired by the Selling Shareholders.  We will not receive any of the proceeds from the sale of common shares by the Selling Shareholders.
As of the date of this prospectus, our common shares trade on the Nasdaq Capital Market under the symbol “TOPS.”  The last reported sale price of our common shares on January 13, 2020 was $0.85 per share.  Currently there is not public market for the Warrants.
Investing in our securities is highly speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 13 of this prospectus for a discussion of information that should be considered in connection with an investment in our common shares and in the documents incorporated by reference into this prospectus, including the risks described under the heading “Item 3 Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 28, 2019.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2020

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	2
THE OFFERING	8
SUMMARY FINANCIAL DATA	9
RISK FACTORS	13
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS	19
USE OF PROCEEDS	20
SELLING SHAREHOLDERS	21
PLAN OF DISTRIBUTION	24
DESCRIPTION OF SHARE CAPITAL	26
CAPITALIZATION	35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36
CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS	37
EXPENSES	40
LEGAL MATTERS	40
EXPERTS	40
WHERE YOU CAN FIND ADDITIONAL INFORMATION	40
INFORMATION INCORPORATED BY REFERENCE	40

-i-

ABOUT THIS PROSPECTUS
As permitted under the rules of the U.S. Securities and Exchange Commission, or the Commission, this prospectus incorporates important information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to TOP Ships Inc., 1 Vas. Sofias and Meg. Alexandrou Str, 15124 Maroussi, Greece. The telephone number of our registered office is 011-30-210-812-8000.  See “Where You Can Find Additional Information.”
You should rely only on information contained in and incorporated by reference into this prospectus. We have not, and the Selling Shareholders have not, authorized anyone to give any information or to make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, (1) any securities other than our common shares or (2) our common shares in any circumstances in which such an offer or solicitation is unlawful. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct. Information contained on our website, www.topships.org, does not constitute part of this prospectus.
We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of that information.
ENFORCEABILITY OF CIVIL LIABILITIES
We are a Marshall Islands company, and our principal executive office is located outside of the United States in Greece. Most of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, it may be difficult or impossible for U.S. purchasers to serve process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.
Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those laws.

PROSPECTUS SUMMARY
This section summarizes certain of the information that is contained in this prospectus or the documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein, including our financial statements and the related notes and the information in the section entitled “Item 5. Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated by reference herein. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus and the information incorporated by reference in this prospectus, including the section entitled “Risk Factors” herein.
Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to TOP SHIPS INC. and all of its subsidiaries, and “TOP SHIPS INC.” refers only to TOP SHIPS INC. and not to its subsidiaries.
We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.
Our reporting currency is in the U.S. dollar and all references in this prospectus to “$” or “dollars” are to U.S. dollars.
Our Company
We are an international owner and operator of modern, fuel efficient eco tanker vessels focusing on the transportation of crude oil, petroleum products (clean and dirty) and bulk liquid chemicals. Our fleet, both sale and leasebacked and owned has a total capacity of 892,000 deadweight tonnes (“dwt”). As of the date of this prospectus, our fleet consists of two owned 50,000 dwt product/chemical tankers, the M/T Stenaweco Elegance and the M/T Eco Palm Desert. We also have sale and leaseback agreements for six 50,000 dwt product/chemical tankers, the M/T Stenaweco Energy, M/T Stenaweco Evolution, M/T Nord Valiant, M/T Stenaweco Excellence, the M/T Eco California and the M/T Eco Marina Del Ray and two 159,000 dwt Suezmax tankers, the M/T Eco Bel Air and M/T Eco Beverly Hills and we also own 50% interests in two 50,000 dwt product/chemical tankers, M/T Eco Holmby Hills and the M/T Palm Springs.  All of our vessels are IMO certified  and are capable of carrying a wide variety of oil products including chemical cargos which we believe make our vessels attractive to a wide base of charterers.
We intend to continue to review the market in order to identify potential acquisition targets on in line with our strategy.
We believe we have established a reputation in the international ocean transport industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets of tankers and who have strong ties to a number of national, regional and international oil companies, charterers and traders.
Our Current Fleet
The following tables present our fleet list as of the date of this prospectus:
MR Tanker vessels:
Name	Deadweight	Charterer	End of firm period	Charterer’s Optional Periods	Gross Rate fixed period/ options
M/T Stenaweco Energy**	50,000	Stena Weco A/S	February 2021	1+1 years	$15,616 / $17,350 / $18,100
M/T Stenaweco Evolution**	50,000	Stena Weco A/S	October 2021	1+1 years	$15,516 / $17,200 / $18,000
M/T Stenaweco Excellence**	50,000	Stena Weco A/S	November 2020	1+1 years	$16,200 / $17,200 / $18,000
M/T Nord Valiant**	50,000	DS Norden A/S	August 2021	1+1 years	$16,800 / $17,600 / $18,400
M/T Stenaweco Elegance*	50,000	Stena Weco A/S	March 2021	1+1 years	$16,500 / $17,500 / $18,500
M/T Eco Palm Desert*	50,000	Shell Tankers Singapore Private Limited	September 2020	1 year	$13,300 plus 50% profit share/ $13,950 plus 50% profit share
M/T Eco California**	50,000	Shell Tankers Singapore Private Limited	January 2021	1 year	$13,750 plus 50% profit share/ $13,950 plus 50% profit share
M/T Eco Marina Del Ray**	50,000	Cargill	March 2024	-	$15,100

Suezmax Vessels:
Name	Deadweight	Charterer	End of firm period	Charterer’s Optional Periods	Gross Rate fixed period/ options
M/T Eco Bel Air**	157,000	BP Shipping Limited	April 2022	1+1 years	$24,500 / $27,500 / $29,000
M/T Eco Beverly Hills**	157,000	BP Shipping Limited	May 2022	1+1 years	$24,500 / $27,500 / $29,000

Joint Venture MR Tanker fleet (50% owned):
Name	Deadweight	Charterer	End of firm period	Charterer’s Optional Periods	Gross Rate fixed period/ options
M/T Eco Holmby Hills	50,000	Clearlake Shipping Pte Ltd	March 2021	1+1 years	$14,600 up to March 2020 and $15,025 thereafter / $15,400 / $16,400
M/T Eco Palm Springs	50,000	Clearlake Shipping Pte Ltd	May 2021	1+1 years	$14,750 up to May 2020 and $15,175 thereafter / $15,550 / $16,550

Fleet under construction (MR Tankers):

Name	Deadweight	Charterer	End of firm period	Charterer's Optional Periods	Gross Rate fixed period/ options	Delivery date	Shipyard
M/T Eco Los Angeles	50,000	Trafigura	February 2023	1+1 years	$17,500 / $18,750 / $20,000	February 2020	Hyundai Mipo S. Korea
M/T Eco City of Angels	50,000	Trafigura	February 2023	1+1 years	$17,500 / $18,750 / $20,000	February 2020	Hyundai Mipo S. Korea

*	This vessel is owned by the Company
**	The Company has a sale and leaseback agreement for this vessel, treated as a financing
All the vessels in our fleet are equipped with engines of modern design and with improvements in the hull, propellers and other parts of the vessel to decrease fuel consumption and reduce emissions. Vessels with this combination of technologies, introduced from certain shipyards, are commonly referred to as eco vessels. We believe that recent advances in shipbuilding design and technology should make these latest generation vessels more fuel-efficient than older vessels in the global fleet that compete with our vessels for charters, providing us with a competitive advantage.  Furthermore, three of our vessels have scrubbers installed.

Our Competitive Strengths
We believe our Company has the following competitive strengths:
•
Experienced Management Team. Our founder, President and Chief Executive Officer, Evangelos J. Pistiolis, has assembled a management team of senior executive officers, some of whom have been with us for more than 10 years, with extensive experience in all aspects of the shipping industry and management of diversified fleets. Our management team’s experience encompasses the commercial, technical, management and financial areas of our business, and we believe that their extensive experience will promote focused marketing efforts, tight quality and cost controls, effective operations and safety.

•
Modern, Fuel Efficient, Partly Scrubber Fitted Fleet. All of our vessels have the latest-generation, fuel efficient design and specifications. Additionally, all our vessels have IMO II/III designation specifications that enable them to transport a wide variety of oil products, including certain chemical cargoes, which we believe will make our vessels attractive to a wide base of charterers. We believe that modern, fuel-efficient vessels like ours command higher charter rates than conventional vessels. Furthermore three of our vessels have scrubbers installed.

•
Relationships with Well-Known Charterers. We have built relationships with many well-known charterers, which we believe is the result of our reputation for reliable service, safety and dependability. Through a combination of fixed period time charters and spot charters, we have historically provided services to many national, regional and international oil companies, charterers and oil traders, including Shell, BP, ExxonMobil, Petrobras, ConocoPhillips, Pemex, Hellenic Petroleum, Glencore, Vitol and Trafigura. We focus on the needs of our customers and intend to acquire tankers and upgrade our fleet based on the requirements and specifications of our charterers, which we believe will enable us to obtain repeat business from our customers. As of the date of this prospectus, all of our vessels are employed on multi-year time charters, four with StenaWeco A/S, two with BP Shipping Limited, two with Shell, one with Dampskibsselskabet NORDEN A/S and two with Clearlake Shipping Pte Ltd.

Our Business Strategy
Our business strategy is focused on expanding our fleet by identifying potential acquisition targets. Our acquisition strategy focuses on the acquisition and operation of the latest generation tankers with fuel-efficient specifications and sizes of greater than 38,000 dwt, consistent with our current fleet. We believe that recent advances in shipbuilding design and technology should make these latest generation vessels more fuel-efficient than older vessels that compete with us for charters, providing us with a competitive advantage over owners of older vessels.
We may also invest in assets that are outside the focus of our business strategy, but are in line with our vessel owning and operating history, if we are presented with investment opportunities that we consider attractive. Historically, in addition to product/chemical tankers, we have owned and operated crude oil tankers and dry bulk vessels.
Additionally, we aim to further nurture and maintain our relationships with participants in the international shipping industry, including leading charterers, national and independent oil companies, oil traders, brokers, suppliers, classification societies, insurers, shipyards and others.
The key elements of our business strategy are:
•
Timely and Opportunistic Acquisitions. We intend to grow our fleet through timely and selective acquisitions of modern, fuel efficient vessels. Our acquisition strategy focuses on the acquisition and operation of the latest generation tankers with fuel-efficient specifications and sizes of greater than 38,000 dwt. We also continuously monitor acquisition opportunities in various sectors of the shipping industry. We seek to identify, analyze and opportunistically invest in vessels as attractive opportunities arise.

•
Focus on high specification ECO modern tonnage. All of the vessels in our fleet are built with the latest generation fuel-efficient design and specification, and we intend to focus our acquisition strategy on additional modern fuel-efficient vessels.

•
Capitalize on relationships with high-quality customers. We plan to continue to cultivate relationships with major international oil companies and other well-known charterers for our vessels in order to minimize counter party risk.

•
Act Opportunistically. When appropriate, act opportunistically and take advantage of attractive market opportunities even if not in line with our principal growth strategy. We may also invest in assets that are outside our principal growth strategy, but are in line with our vessel owning and operating history, if we are presented with investment opportunities that we consider attractive.

Industry Overview
The seaborne transportation industry is a vital link in international trade, with ocean going vessels representing the most efficient and often the only method of transporting large volumes of basic commodities and finished products. Demand for tankers is dictated by world oil demand and trade, which is influenced by many factors, including international economic activity; geographic changes in oil production, processing, and consumption; oil price levels; inventory policies of the major oil and oil trading companies; and strategic inventory policies of countries such as the United States, China and India.
Shipping demand, measured in tonne-miles, is a product of (a) the amount of cargo transported in ocean going vessels, multiplied by (b) the distance over which this cargo is transported. The distance is the more variable element of the tonne-mile demand equation and is determined by seaborne trading patterns, which are principally influenced by the locations of production and consumption. Seaborne trading patterns are also periodically influenced by geo-political events that divert vessels from normal trading patterns, as well as by inter-regional trading activity created by commodity supply and demand imbalances. Tonnage of oil shipped is primarily a function of global oil consumption, which is driven by economic activity as well as the long-term impact of oil prices on the location and related volume of oil production. Tonnage of oil shipped is also influenced by transportation alternatives (such as pipelines) and the output of refineries.
Demand for tankers and tonnage of oil shipped is primarily a function of global oil consumption, which is driven by economic activity, as well as the long-term impact of oil prices on the location and related volume of oil production. Global oil demand returned to limited growth in 2010 and has since been expanding at a modest pace, as a steady rise in Asia has outweighed decreasing demand in Europe and in the United States. According to the International Energy Agency, global oil demand for 2018 rose to 99.2 million barrels/day compared to 97.9 million barrels/day during 2017.
We strategically monitor developments in the tanker industry on a regular basis and, subject to market demand, will seek to enter into shorter or longer time or bareboat charters according to prevailing market conditions.
We will compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation as an operator. We will arrange our time charters and bareboat charters through the use of brokers, who negotiate the terms of the charters based on market conditions. We will compete primarily with owners of tankers in the Handymax and Suezmax class sizes. Ownership of tankers is highly fragmented and is divided among major oil companies and independent vessel owners.
Recent Developments
We entered into sale and leaseback agreements with Oriental Fleet International Company Limited, a non-affiliated party, for M/T Stenaweco Excellence on July 15, 2019, and for both M/T Stenaweco Energy and M/T Stenaweco Evolution on August 30, 2019. The sale of the M/T Stenaweco Excellence was on July 15, 2019 and the sales of the M/T Stenaweco Energy and M/T Stenaweco Evolution were on November 20, 2019. Prior to the aforementioned sale and lease backs, on November 20, 2019, we exercised the purchase options on the operating leases of the M/T Stenaweco Energy and M/T Stenaweco Evolution for a total of $47.9 million. Following the sales, we bareboat chartered back the three vessels for periods of ten years at a bareboat hire rates comprising of financing principal based on straight-line amortization plus interest based on the three months Libor plus 3.90% per day. As part of this transaction, we have continuous options, after the third year, to buy back the vessels at purchase prices stipulated in the bareboat agreements depending on when the option is exercised and at the end of the ten -year period we have an obligation to purchase the vessels. The gross proceeds from the sale of the M/T Stenaweco Excellence was $25.6 million and the total gross proceeds for the M/T Stenaweco Energy and M/T Stenaweco Evolution was $45.8 million.
The abovementioned sale and leaseback transactions contain, customary covenants and event of default clauses, including cross-default provisions and restrictive covenants and performance requirements. The sale and leaseback agreements with Oriental Fleet International Company Limited will be accounted as financing transactions, since control will remain with us and the vessels will continue to be recorded as assets on our balance sheet. In addition, we have the obligation to repurchase the vessels.
From July 25 to January 14, 2020, we redeemed 12,434 of Series E Preferred Shares for $14.3 million.
On August 22, 2019, we effected a 1-for-20 reverse stock split of our common shares. There was no change in the number of our authorized common shares. All share amounts in this prospectus, not including amounts incorporated by reference, have been retroactively adjusted to reflect this reverse stock split.
On September 9, 2019, Nasdaq notified us that we have regained compliance with the minimum bid price requirement for the Nasdaq Capital Market.

On September 13, 2019, we closed an underwritten public offering of an aggregate of 1,580,000 common shares (or pre-funded warrants to purchase common shares in lieu thereof, the Pre-Funded Warrants), warrants, or the Traditional Warrants, to purchase up to 1,790,000 of our common shares and an overallotment option of up to 237,000 common shares, or the September 2019 Transaction. This resulted in gross proceeds of $10,480,060 before deducting underwriting discounts, commissions and other offering expenses. The gross proceeds include the partial exercise of 85,000 common shares of the underwriter's over-allotment option granted in connection with the offering. From September 13 to December 31, 2019, 1,245,090 common shares were issued pursuant to the cashless exercise of 1,778,700 Traditional Warrants. The Traditional Warrants expired on December 31, 2019.
On October 14, 2019, we entered into a deed of Amendment for the AT Bank Bridge Facility Note dated March 22, 2019 in the amount of $10.5 million, or the AT Note, which among other things, extended the maturity date of the AT Note for one year to March 31, 2021.
On November 6, 2019, we entered into a placement agent agreement with Maxim Group LLC relating to the sale of our securities, or the Placement Agent Agreement.  Pursuant to the Placement Agent Agreement, we entered into the Securities Purchase Agreement, with certain institutional investors in connection with a registered direct offering of an aggregate of 4,200,000 of our common shares at a public offering price of $2.00 per share, registered on our Registration Statement on Form F-3 (333-215577), or the Registered Offering.  Concurrently with the Registered Offering and pursuant to the Purchase Agreement, we also commenced a private placement whereby we issued and sold Class A warrants to purchase up to 4,200,000 of our common shares and Class B warrants to purchase up to 4,200,000 of our common shares.
On December 18, 2019, we acquired interests in two companies that each are the sole purchaser in a new building contract.  We purchased 100% of the issued and outstanding shares of Santa Catalina Inc., a Marshall Islands company that has entered into a new building contract for a high specification scrubber-equipped, 50,000 dwt MR product/chemical tanker to be named Eco Los Angeles currently under construction at Hyundai Mipo Dockyard Co., Ltd. in South Korea and scheduled for delivery during February 2020. We acquired the shares from an entity affiliated with our Chief Executive Officer for an aggregate purchase price of $7.2 million.  Following its delivery, the vessels will enter into a time charter with Trafigura Maritime Logistics Pte Ltd., or Trafigura, for a firm duration of three years, with charterer’s option to extend for two additional years.  We also purchased 100% of the issued and outstanding shares of Santa Monica Inc., a Marshall Islands company that has entered into a new building contract for a high specification scrubber-equipped, 50,000 dwt MR product/chemical tanker to be named Eco City of Angels currently under construction at Hyundai Mipo Dockyard Co., Ltd. in South Korea and scheduled for delivery during February 2020.  We acquired the shares from an entity affiliated with our Chief Executive Officer for an aggregate purchase price of $7.2 million.  Following its delivery, the vessels will enter into a time charter with Trafigura for a firm duration of three years, with charterer’s option to extend for two additional years.
On December 26, 2019, we received a written notification from Nasdaq indicating that because the closing bid price of our common shares for the last 30 consecutive business days was below $1.00 per share, we no longer meet the minimum bid price requirement under Nasdaq rules. Pursuant to the Nasdaq Listing Rules, the applicable grace period to regain compliance is 180 days, or until June 23, 2020. We intend to monitor the closing bid price of our common shares between now and June 23, 2020 and is considering our options, including a reverse stock split, in order to regain compliance with the Nasdaq Capital Market minimum bid price requirement.  We can cure this deficiency if the closing bid price of its common stock is $1.00 per share or higher for at least ten consecutive business days during the grace period.
On January 3, 2020, we announced that we agreed to sell two MR1 Product Tankers, the M/T Eco Fleet and the M/T Eco Revolution (each weighing 39,000 tons) to unaffiliated third parties. On January 14, 2020 the sale of the M/T Eco Revolution was closed for gross proceeds of $23 million, part of which were used to prepay in full the outstanding amount of $15.1 million under our loan facility with ABN AMRO, or the ABN Facility.
Compensation
During the fiscal year ended December 31, 2019, we paid $0.4 million to the members of our senior management and to our directors as aggregate compensation. We do not have a retirement plan for our officers or directors and we did not issue any stock options or other securities to them as part of compensation for the fiscal year ended December 31, 2019.
Corporate Information
Our predecessor, Ocean Holdings Inc., was formed as a corporation in January 2000 under the laws of the Republic of the Marshall Islands and renamed Top Tankers Inc. in May 2004. In December 2007, Top Tankers Inc. was renamed TOP Ships Inc.
Central Shipping Inc., or CSI, a related party affiliated with the family of Evangelos J. Pistiolis, our President, Chief Executive Officer and Director, performs all vessel operational, technical and commercial functions for us, including the chartering of our fleet, as well as newbuilding supervision and accounting, reporting and administrative services.
The current address of our principal executive office is 1 Vas. Sofias and Meg. Alexandrou Str, 15124 Maroussi, Greece. The telephone number of our registered office is 011-30-210-812-8000. Our corporate website address is www.topships.org. The information contained on our website does not constitute part of this prospectus.
Summary Risk Factors
Investing in our securities is highly speculative and involves a high degree of risk.  We face a number of risks associated with our business and industry and must overcome a variety of challenges to utilize our strengths and implement our business strategy. These risks include, among others:
•	our inability to finance new vessel acquisitions;
•	our inability to successfully employ our vessels;

•	changes in the international shipping market, including supply and demand, charter hire and utilization rates, and commodity prices;
•	increased costs of compliance with regulations affecting the international shipping industry;
•	a downturn in the global economy;
•
hazards inherent in the international shipping industry and marine operations resulting in liability for personal injury or loss of life, damage to or destruction of property and equipment, pollution or environmental damage;

•	our inability to maintain the listing of our common shares on the Nasdaq Capital Market;
•	the risk inherent in related party transactions which we are and may be a party to;
•	our inability to comply with loan covenants; and
•
in 2013 U.S. federal tax authorities treated us as a “passive foreign investment company” and we could be treated as such again, which could have adverse U.S. federal income tax consequences to U.S. shareholders.

This is not a comprehensive list of risks to which we are subject, and you should carefully consider all the information in this prospectus in connection with your ownership of our common shares. In particular, we urge you to carefully consider the risk factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 13, including the risks described under the heading “Item 3 Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 28, 2019.

THE OFFERING
Common Shares outstanding	8,695,348 common shares.
Common Shares offered by the Selling Shareholders:
8,400,000 common shares. These are the shares underlying the Class A Warrants and the Class B Warrants, or the Warrants, issued by us in a private placement pursuant to the Securities Purchase Agreement.

One-half of the Warrants, the Class A Warrants, will expire on the eight-month anniversary of the date of issuance of the common shares sold hereunder. One-half of the Warrants, the Class B Warrants, will expire on the eighteen-month anniversary of the date of issuance of the common shares sold hereunder.

Each Class A Warrant will be immediately exercisable as of the date of issuance of the common shares sold under the Registered Offering (the "Exercise Date") at an exercise price of $2.00 per share, subject to adjustment. Each Class B Warrant will be immediately exercisable as of the Exercise Date at an exercise price of $2.00 per share, subject to adjustment.  The foregoing adjustment to the exercise price of the Class B Warrant is subject to a floor price of $1.00.

Common shares to be outstanding after this offering (1):	17,095,348 common shares, assuming the exercise of all of the Warrants for cash and without adjustment.
Use of proceeds
The Selling Shareholders will receive all of the proceeds from the sale of any ordinary shares sold by them pursuant to this prospectus. We will not receive any proceeds from the sale of the common shares by the Selling Shareholders. See “Use of Proceeds” in this prospectus.

Preferred stock purchase rights
We have entered into a Stockholders Rights Agreement dated September 22, 2016 (the “Stockholders Rights Agreement”), with Computershare Trust Company, N.A. as Rights Agent. Pursuant to this Stockholders Rights Agreement, each of our common shares includes one right (a “Right”) that entitles the holder to purchase from us a unit consisting of one one-thousandth of a share of our preferred stock at an exercise price specified in the Stockholders Rights Agreement, subject to specified adjustments. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other stockholder rights. See “Description of Capital Stock—Stockholders Rights Agreement” for further details.

Tax consequences
We are a “Passive Foreign Investment Company,” or PFIC, with respect to certain U.S. Holders, as defined below. United States persons owning our common shares prior to 2014 are encouraged to consult their personal tax advisors with respect to an investment in the common shares offered hereunder.

The U.S. federal income tax and Marshall Islands tax consequences of purchasing, owning and disposing of our common shares are described in the Annual Report in the sections entitled “Item 3. Key Information—D. Risk Factors” and “Item 10. Additional Information—E. Taxation” in our annual report on Form 20-F for the fiscal year ended December 31, 2018, which is incorporated by reference herein.

Prospective investors are urged to consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of our common shares.

Listing	Our common shares are listed for trading on the Nasdaq Capital Market under the symbol “TOPS.”
Risk Factors
Investing in our securities is highly speculative and involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our securities. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 13, including the risks described under the heading “Item 3 Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 28, 2019.

(1) The number of common shares outstanding immediately after this offering is based on 8,695,348 common shares outstanding as of January 14, 2020 and excludes the approximately 25,361,290 common shares underlying our Series E Preferred Shares.

SUMMARY FINANCIAL DATA
The following table sets forth our selected historical consolidated financial information and other operating data as of and for the periods indicated. Our selected historical consolidated financial information as of December 31, 2017 and 2018 and for the years ended December 31, 2016, 2017 and 2018 is derived from our audited consolidated financial statements included in “Item 18. Financial Statements” of our Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated herein by reference. The selected historical consolidated financial information as of December 31, 2014, 2015 and 2016 and for the years ended December 31, 2014 and 2015 is derived from our audited consolidated financial statements that are not included in this prospectus. The consolidated financial data for the six months ended June 30, 2018 and 2019, and as of December 31, 2018 and June 30, 2019, have been derived from our unaudited interim condensed consolidated financial statements. Operating results for the six months ended June 30, 2019 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2019. Our consolidated financial statements are prepared and presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.
The information provided below should be read in conjunction with “Item 4. Information on the Company” and “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in our Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated herein by reference. Our unaudited interim condensed consolidated financial statements of comprehensive loss, cash flows and shareholders’ equity for the six months ended June 30, 2018 and 2019 and the consolidated balance sheet as of June 30, 2019 and December 31, 2018, together with the notes thereto on Form 6-K filed on September 4, 2019 are incorporated herein by reference.
(Amounts in U.S. Dollars in thousands, except per share data)	Six Months Ended June 30,		Year Ended December 31,
STATEMENT OF COMPREHENSIVE (LOSS)/INCOME	2018	2019	2014	2015	2016	2017	2018
Time charter revenues	$19,683	$25,339	$3,602	$13,075	$28,433	$39,363	$39,442
Time charter revenues from related parties	-	1,311	-	-	-	-	1,606
Voyage charter revenue	-	3,136	-	-	-	-	-
Total revenues	19,683	29,786	3,602	13,075	28,433	39,363	41,048

Voyage expenses	492	2,205	113	370	736	999	1,020
Operating lease expenses	-	3,944	-	-	-	-	-
Bareboat charter hire expense	3,115	-	-	5,274	6,299	6,282	6,282
Amortization of prepaid bareboat charter hire	828	-	-	1,431	1,577	1,657	1,657
Vessel operating expenses	7,135	10,749	1,143	4,789	9,913	13,444	14,826
Management fees-related parties	4,254	1,125	703	1,621	1,824	4,730	7,765
General and administrative expenses	4,358	663	2,335	2,983	2,906	5,805	6,997
Other operating (income)/loss	-	-	(861)	274	(3,137)	(914)	-
Vessel depreciation	3,002	5,305	757	668	3,467	5,744	6,390
Impairment on vessels	-	-	-	3,081	-	-	-
Dry-docking costs	-	455	-	-	-	-	-

Operating (loss)/income	(3,501)	5,340	(588)	(7,416)	4,848	1,616	(3,889)

Interest and finance costs	(3,350)	(7,909)	(450)	(719)	(3,093)	(15,793)	(9,662)
Gain/(Loss) on derivative financial instruments	130	1,487	3,866	(392)	(698)	(301)	1,821
Interest income	98	29	74	-	-	13	130
Other (expense)/income, net	-	-	(6)	20	(5)	1,120	180
Equity gains in unconsolidated joint ventures	4	425	-	-	-	(27)	291

Net (loss)/income	(6,619)	(628)	2,896	(8,507)	1,052	(13,372)	(11,129)
Deemed dividend for beneficial conversion feature of Series E Shares	-	(9,339)	-	-	(1,403)	-	-
Deemed dividend equivalents on Series E Shares related to redemption value	-	(4,223)	-	-	-	-	-
Dividend in kind of Series E Shares	-	(1,029)	-	-	-	-	-
Net (loss)/income attributable to common shareholders	(6,619)	(15,219)	2,896	(8,507)	(351)	(13,372)	(11,129)
Attributable to:
Common stock holders	(6,624)	(15,219)	2,896	(8,507)	(351)	(13,404)	(11,134)
Non-controlling interests	5	-	-	-	-	32	5

(Loss)/Earnings per share, basic(10)	(8.48)	(11.59)	$8,274,280	$(15,467,280)	$(319,100)	$(251)	$(12.20)
(Loss)/Earnings per share, diluted(10)	(8.48)	(11.59)	$7,240,000	$(15,467,280)	$(319,100)	$(251)	$(12.20)
Weighted average common shares outstanding, basic(10)	781,027	1,313,102	0	0	1	53,169	909,072
Weighted average common shares outstanding, diluted(10)	781,027	1,313,102	0	0	1	53,169	909,072

Other comprehensive loss
Effective portion of changes in fair value of interest swap contracts	-	(1,388)	-	-	-	-	-
Total other comprehensive loss	-	(1,388)	-	-	-	-	-

Total comprehensive (loss)/income	(6,619)	(16,607)	2,896	(8,507)	(351)	(13,372)	(11,129)

	Six Months Ended June 30,	Year Ended December 31,
U.S. dollars in thousands, unless otherwise stated	2019	2014	2015	2016	2017	2018
BALANCE SHEET DATA
Current assets	7,263	1,227	5,269	4,541	29,055	5,288
Total assets	423,046	75,575	74,006	143,317	220,448	258,488
Current liabilities, including current portion of long-term debt	47,337	9,334	17,577	20,033	25,581	36,819
Non-current liabilities	249,613	23,712	22,276	76,022	87,593	117,388
Total debt	266,242	19,419	24,226	84,539	103,949	140,655
Stockholders’ and mezzanine equity	126,096	42,529	34,153	45,521	107,274	104,281
Preferred stock	1	-	-	-	1	1
Common stock(10)	15	-	-	-	4	11

	Year Ended December 31,
	2014	2015	2016	2017	2018
FLEET DATA
Total number of vessels at end of period (including leased vessels)	1.0	3.0	6.0	7.0	8.0
Average number of vessels(1)	0.5	2.2	5.0	6.8	7.3
Total calendar days for fleet(2)	195	810	1,812	2,496	2,670
Total available days for fleet(3)	195	805	1,812	2,495	2,668
Total operating days for fleet(4)	195	796	1,799	2,491	2,663
Total time charter days for fleet	195	796	1,799	2,491	2,663
Fleet utilization(5)	100.00%	98.91%	99.28%	99.81%	99.81%

OTHER FINANCIAL DATA
`	Year Ended December 31,
	2014	2015	2016	2017	2018
AVERAGE DAILY RESULTS
Time charter equivalent(6)	$17,892	$15,961	$15,396	$15,403	$15,031
Vessel operating expenses(7)	$5,862	$5,914	$5,470	$5,386	$5,552
General and administrative expenses(8)	$11,974	$3,684	$1,604	$2,323	$2,620

	Six Months
	Ended June 30,		Year Ended December 31,
U.S. dollars in thousands	2018	2019	2014	2015	2016	2017	2018
Adjusted EBITDA(9)	$3,448	$15,014	$163	$3,058	$16,186	$16,405	$10,910

(1)
Average number of vessels is the number of vessels that constituted our fleet (including chartered in vessels) for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.

(2)
Calendar days are the total days the vessels were in our possession for the relevant period. Calendar days are an indicator of the size of our fleet over the relevant period and affect both the amount of revenues and expenses that we record during that period.

(3)
Available days are the number of calendar days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or scheduled guarantee inspections in the case of newbuildings, vessel upgrades or special or intermediate surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(4)
Operating days are the number of available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen technical circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period that our vessels actually generate revenue.

(5)
Fleet utilization is calculated by dividing the number of operating days during a period by the number of available days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or scheduled guarantee inspections in the case of newbuildings, vessel upgrades, special or intermediate surveys and vessel positioning.

(6)
Time charter equivalent rate, or TCE rate, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE rate is determined by dividing TCE revenues by operating days for the relevant time period. TCE revenues are revenues minus voyage expenses. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, as well as commissions. TCE revenues and TCE rate, which are non-U.S. GAAP measures, provide additional supplemental information in conjunction with shipping revenues, the most directly comparable U.S. GAAP measure. We use TCE rates and TCE revenues to compare period-to-period changes in our performance and it assists investors and our management in evaluating our financial performance. The following table below reflects the reconciliation of TCE revenues to revenues as reflected in the consolidated statements of operations and our calculation of TCE rates for the periods presented.

	Year Ended December 31,
(Amounts in U.S. dollars in thousands, except average daily time charter equivalent and total operating days)	2014	2015	2016	2017	2018
On a consolidated basis
Revenues*	$3,602	$13,075	$28,433	$39,363	$41,048
Less:
Voyage expenses	(113)	(370)	(736)	(999)	(1,020)
Time charter equivalent revenues	$3,489	$12,705	$27,697	$38,364	$40,028
Total operating days	195	796	1,799	2,491	2,663

Average Daily Time Charter Equivalent (TCE)	$17,892	$15,961	$15,396	$15,403	$15,031

*Represents the aggregate of Time Charter Revenues from third parties and Time Charter Revenues from related parties
(7)
Daily vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs are calculated by dividing vessel operating expenses by fleet calendar days for the relevant time period.

(8)	Daily general and administrative expenses are calculated by dividing general and administrative expenses by fleet calendar days for the relevant time period.
(9)
Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization (Adjusted EBITDA), is not a measure prepared in accordance with U.S. GAAP. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, vessel bareboat charter hire expenses (including amortization of prepaid hire), vessel impairments and gains/losses on derivative financial instruments. Adjusted EBITDA is a non-U.S. GAAP financial measure that is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our financial and operating performance. We believe that this non-GAAP financial measure assists our management and investors by increasing the comparability of our performance from period to period. This is achieved by excluding the potentially disparate effects between periods of interest, gain/loss on financial instruments, depreciation and amortization, vessel bareboat charter hire expenses (including amortization of prepaid hire), vessel impairments and which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect results of operations between periods. This non-U.S. GAAP measure should not be considered in isolation from, as a substitute for, or superior to financial measures prepared in accordance with U.S. GAAP.  In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our definition of Adjusted EBITDA may not be the same as reported by other companies in the shipping industry or other industries. Adjusted EBITDA does not represent and should not be considered as an alternative to operating income or cash flow from operations, as determined in accordance with U.S. GAAP.

	Six Months Ended June 30,		Year Ended December 31,
(Amounts in U.S. dollars in thousands)	2018	2019	2014	2015	2016	2017	2018
Net (loss)/income	$(6,619)	$(628)	$2,896	$(8,507)	$1,052	$(13,372)	$(11,129)

Add: Operating lease expenses	-	3,944	-	-	-	-	-
Add: Bareboat charter hire expenses	3,115	-	-	5,274	6,299	6,282	6,282
Add: Amortization of prepaid bareboat charter hire	828	-	-	1,431	1,577	1,657	1,657
Add: Vessel depreciation	3,002	5,305	757	668	3,467	5,744	6,389
Add: Impairment on vessel	-	-	-	3,081	-	-	-
Add: Interest and finance costs	3,350	7,909	450	719	3,093	15,793	9,662
Add: (Gain)/Loss on derivative financial instruments	(130)	(1,487)	(3,866)	392	698	301	(1,821)
Less: Interest income	(98)	(29)	(74)	-	-	-	(130)

Adjusted EBITDA	$3,448	$15,014	$163	$3,058	$16,186	$16,405	$10,910

(10) Retrospectively adjusted to reflect the one-for-twenty reverse stock split effective on August 22, 2019.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 28, 2019, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein.  Please see the section of this prospectus entitled “Where You Can Find Additional Information.”  The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to this prospectus, we may include additional risk factors relevant to such securities in future filings.
Risks Relating to this Offering
We issued 704,692 common shares and 7,544,475 common shares as of the date of this prospectus during 2018 and 2019, respectively, through various transactions. Shareholders may experience significant dilution as a result of our offerings.
We have already sold large quantities of our common shares pursuant to previous public and private offerings of our equity and equity-linked securities.  We currently have an effective registration statement on Form F-3 (333-215577), for the sale of up $200,000,000, of which approximately $109.2 million has been sold and the registration statement on Form F-3 (333-234281), for the sale of $200,000,000 of which no sales have been completed. We also have 15,724 Series E Preferred Shares outstanding, which are convertible into approximately 25,361,290 common shares as of the date of this prospectus and the Class A and Class B Warrants, discussed in the risk factor below, exercisable into 8,400,000 common shares.  All of the Series E Preferred Shares are held by Family Trading Inc., a company related to Mr. Evangelos Pistiolis, our President, Chief Executive Officer and Director.
Purchasers of the common shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested. In addition, we may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, redemptions of our Series E Preferred Shares, or our equity incentive plan, without shareholder approval, in a number of circumstances. Our existing shareholders may experience significant dilution if we issue shares in the future at prices below the price at which previous shareholders invested.
Our issuance of additional shares of common shares or other equity securities of equal or senior rank would have the following effects:
•	our existing shareholders’ proportionate ownership interest in us will decrease;
•	the amount of cash available for dividends payable on the shares of our common shares may decrease;
•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of the shares of our common shares may decline.
Investors may experience significant dilution as a result of this offering and future offerings.

The exercise of the Class A Warrants and the Class B Warrants and the issuance of the 8,400,000 common shares underlying such warrants could cause our existing stockholders to experience dilution.
The Selling Shareholders identified herein are selling from time to time up to 8,400,000 common shares underlying the Class A Warrants and the Class B Warrants, which is approximately 96.6%,of our issued and outstanding common shares through this offering pursuant to this prospectus. Such sales could cause the market price of our common shares to decline.
Purchasers of the shares of our common shares we sell, as well as our existing shareholders, will experience significant dilution if the Selling Shareholders identified herein sell shares at prices significantly below the price at which they invested. In addition, we may also offer additional common shares in the future, which may result in additional significant dilution.

Future issuances or sales, or the potential for future issuances or sales, of our common shares may cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings.
We have issued a significant number of our common shares and we may do so in the future. Shares to be issued in future equity offerings could cause the market price of our common shares to decline, and could have an adverse effect on our earnings per share if and when we become profitable. In addition, future sales of our common shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.
The market price of our common shares could decline due to sales, or the announcements of proposed sales, of a large number of common shares in the market, including sales of common shares by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of common shares or other equity-related securities would have on the market price of our common shares.
Our Third Amended and Restated Articles of Incorporation, as amended, authorize our Board of Directors to, among other things, issue additional shares of common or preferred stock or securities convertible or exchangeable into equity securities, without shareholder approval. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred stock or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our common shares in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of shares of our common shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.
Evangelos Pistiolis, our President, Chief Executive Officer and Director, exercises significant control over us.
As of the date of this prospectus, Lax Trust, which is an irrevocable trust established for the benefit of certain family members of our President, Chief Executive Officer and Director, Mr. Evangelos Pistiolis, may be deemed to beneficially own, directly or indirectly, all of the 100,000 outstanding shares of our Series D Preferred Shares.  Each Series D Preferred Share carries 1,000 votes.  By its ownership of 100% of our Series D Preferred Shares, Lax Trust has control over our actions.
As of the date of this prospectus, the Lax Trust may be deemed to own all of the outstanding shares of Family Trading Inc., and Tankers Family Inc., which in aggregate own approximately 74.5% of our outstanding common shares, including 25,361,290 common shares issuable upon the conversion of 15,724 Series E Perpetual Convertible Preferred Shares held by Family Trading Inc. Due to the number of shares that the Lax Trust may be deemed to own, it has the power to exert considerable influence over our actions and to effectively control the outcome of matters on which our shareholders are entitled to vote, including the election of our directors and other significant corporate actions. The interests of the Lax Trust or the family of Mr. Pistiolis may be different from your interests.
Future issuance of common shares may trigger anti-dilution provisions in our Series E Preferred Shares and affect the interests of our common shareholders.
The Series E Preferred Shares contain anti-dilution provisions that could be triggered by the issuance of common shares in a future offering, depending on their offering price. For instance, the issuance by us of common shares for less than $20.00 per common share, which is the current conversion price of the Series E Preferred Shares, could result in an adjustment downward of the Series E Preferred Shares conversion price and an increase in the number of common shares each Series E Preferred Share is converted into. These adjustments could affect the interests of our common shareholders and the trading price for our common shares. Furthermore the Series E Preferred Shares holders have the option to replace the fixed conversion price with a variable exercise price, namely 80% of the lowest daily VWAP of our common shares over the 20 consecutive trading days expiring on the trading day immediately prior to the date of delivery of an exercise notice (but in no event can this variable conversion price be less than $0.60) and purchase such proportionate number of shares based on the variable conversion price in effect on the date of conversion. If using the variable conversion price of the Series E Preferred Shares, as of January 14, 2020, the Series E Preferred Shares have a conversion price of $0.62 and are converted into 25,361,290 common shares per Series E Preferred Share, as may be further adjusted. Moreover, future issuance of other equity or debt convertible into or issuable or exchangeable for common shares at a price per share less than the then current conversion price of the Series E Preferred Shares would result in similar adjustments.

There is no guarantee of a continuing public market for you to resell our common shares.
Our common shares currently trade on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue and you may not be able to sell your common shares in the future at the price that you paid for them or at all. The price of our common shares may be volatile and may fluctuate due to factors such as:
•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;
•	mergers and strategic alliances in the shipping industry;
•	market conditions in the shipping industry and the general state of the securities markets;
•	changes in government regulation;
•	shortfalls in our operating results from levels forecast by securities analysts; and
•	announcements concerning us or our competitors.
Further, a lack of trading volume in our stock may affect investors’ ability to sell their shares. Our common shares have been experiencing low daily trading volumes in the market. As a result, investors may be unable to sell all or any of their shares in the desired time period, or may only be able to sell such shares at a significant discount to the previous closing price.
There is no public market for the Warrants to purchase our ordinary shares being offered in this offering.
There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the warrants will be limited.
Holders of the warrants will have no rights as common shareholders until they acquire our common shares.
Until you acquire our common shares upon exercise of the Warrants, you will have no rights with respect to our common shares issuable upon exercise of the Warrants, including the right to vote or respond to tender offers. Upon exercise of the Warrants, you will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.
Nasdaq may delist our common shares from its exchange which could limit your ability to make transactions in our securities and subject us to additional trading restrictions.
On December 26, 2019, we received a written notification from Nasdaq indicating that because the closing bid price of our common shares for the last 30 consecutive business days was below $1.00 per share, we no longer meet the minimum bid price requirement under Nasdaq rules. Pursuant to the Nasdaq Listing Rules, the applicable grace period to regain compliance is 180 days, or until June 23, 2020. We intend to monitor the closing bid price of our common shares between now and June 23, 2020 and is considering our options, including a reverse stock split, in order to regain compliance with the Nasdaq Capital Market minimum bid price requirement.  We can cure this deficiency if the closing bid price of its common stock is $1.00 per share or higher for at least ten consecutive business days during the grace period.
On July 27, 2016, we transferred our Nasdaq listing from the Nasdaq Global Select Market to the Nasdaq Capital Market. Our common shares continue to trade on Nasdaq under the symbol “TOPS”. The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global Select Market. We then fulfilled the listing requirements of the Nasdaq Capital Market and the approval of the transfer cured our deficiency under Nasdaq Listing Rule 5450(b)(1)(C).
On June 27, 2017, we received written notification from Nasdaq, indicating that because the closing bid price of our common shares for the last 30 consecutive business days was below $1.00 per share, we no longer met the minimum bid price requirement for the Nasdaq Capital Market, set forth in Nasdaq Listing Rule 5450(a)(1). Pursuant to the Nasdaq Listing Rules, the applicable grace period to regain compliance was 180 days, or until December 26, 2017. We regained compliance on August 17, 2017.
On October 10, 2017, we received written notification from Nasdaq indicating that because the closing bid price of our common shares for the last 30 consecutive business days was below $1.00 per share, we no longer meet the minimum bid price requirement for the Nasdaq Capital Market, set forth in Nasdaq Listing Rule 5450(a)(1). Pursuant to the Nasdaq Listing Rules, the applicable grace period to regain compliance is 180 days, or until April 9, 2018. After requesting a grace period from Nasdaq, we regained compliance on April 11, 2018.

On March 11, 2019, we received written notification from Nasdaq, indicating that because the closing bid price of our common shares for the last 30 consecutive business days was below $1.00 per share, we no longer met the minimum bid price requirement for the Nasdaq Capital Market, set forth in Nasdaq Listing Rule 5450(a)(1). Pursuant to the Nasdaq Listing Rules, the applicable grace period to regain compliance is 180 days, or until September 9, 2019.
On August 22, 2019 we effectuated a 20 to 1 reverse stock split in order to regain compliance with Nasdaq Listing Rule 5450(a)(1). As a result, we regained compliance on September 5, 2019.
A continued decline in the closing price of our common shares on Nasdaq could result in suspension or delisting procedures in respect of our common shares. The commencement of suspension or delisting procedures by an exchange remains, at all times, at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, our ability to raise additional necessary capital through equity or debt financing would be greatly impaired. Furthermore, with respect to any suspended or delisted common shares, we would expect decreases in institutional and other investor demand, analyst coverage, market making activity and information available concerning trading prices and volume, and fewer broker-dealers would be willing to execute trades with respect to such common shares. A suspension or delisting would likely decrease the attractiveness of our common shares to investors, may constitute a breach under certain of our credit agreements and constitute an event of default under certain classes of our preferred stock and cause the trading volume of our common shares to decline, which could result in a further decline in the market price of our common shares.
Finally, if the volatility in the market continues or worsens, it could have a further adverse effect on the market price of our common shares, regardless of our operating performance.
Anti-takeover provisions in our organizational documents as well as our stockholders rights agreement could make it difficult for our stockholders to replace or remove our current Board of Directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.
Several provisions of our Third Amended and Restated Articles of Incorporation, as amended, and Amended and Restated By-Laws, as amended, could make it difficult for our stockholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable.
These provisions include:
•	authorizing our Board of Directors to issue “blank check” preferred stock without stockholder approval;
•	providing for a classified Board of Directors with staggered, three-year terms;
•	prohibiting cumulative voting in the election of directors;
•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for the directors;
•	prohibiting shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;
•	limiting the persons who may call special meetings of shareholders;
•	establishing advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted on by shareholders at shareholder meetings; and
•	restricting business combinations with interested shareholders.
In addition, we have entered into a stockholders rights agreement that will make it more difficult for a third party to acquire significant stake in us without the support of our Board of Directors.
The above anti-takeover provisions and the provisions of our stockholders rights agreement could substantially impede the ability of public stockholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law and as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.
Our corporate affairs are governed by Our Third Amended and Restated Articles of Incorporation and Amended and Restated By-laws, as further amended, and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.
We are a “foreign private issuer,” which could make our common shares less attractive to some investors or otherwise harm our stock price.
We are a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a “foreign private issuer” the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchase and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of common shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the Commission. Accordingly, there may be less publicly available information concerning us than there is for other U.S. public companies. These factors could make our common shares less attractive to some investors or otherwise harm our stock price.
We are subject to litigation and we may be subject to similar or other litigation in the future.
We and certain of our current executive officers were defendants in purported class-action lawsuits pending in the U.S. District Court for the Eastern District of New York, brought on behalf of our shareholders.  The lawsuits alleged violations of Sections 9, 10(b), 20(a) and/or 20A of the Securities Exchange Act of 1934, as amended, or the Exchange Act and Rule 10b-5 promulgated hereunder. In connection with these lawsuits, certain co-defendants requested that the Company indemnify and hold them harmless against all losses, including reasonable costs of defense, arising from the litigation, pursuant to the provisions of the Common Stock Purchase Agreement between the Company and Kalani.
On August 3, 2019 the Eastern District Court of New York dismissed the case with prejudice.  On August 26, 2019, plaintiffs appealed the dismissal to the United States Court of Appeals. We believe these claims to be without merit and intend to continue to defend these lawsuits vigorously. Furthermore, we may, from time to time, be a party to other litigation in the normal course of business. Monitoring and defending against legal actions, whether or not meritorious, is time-consuming for our management and detracts from our ability to fully focus our internal resources on our business activities. In addition, our legal fees and costs incurred in connection with such activities and any legal fees of co-defendants for which we are deemed responsible may be significant and we could, in the future, be subject to judgments or enter into settlements of claims for significant monetary damages. A decision adverse to our interests could result in the payment of substantial damages and could have a material adverse effect on our cash flow, results of operations and financial position.
With respect to any litigation, our insurance may not reimburse us or may not be sufficient to reimburse us for the expenses or losses we may suffer in contesting and concluding such lawsuit. Furthermore, our insurance does not cover legal fees associated with co-defendants. Substantial litigation costs, including the substantial self-insured retention that we are required to satisfy before any insurance applied to the claim, or an adverse result in any litigation may adversely impact our business, operating results or financial condition.

We are co-operating in an investigation by the United States Securities and Exchange Commission, the results of which may have a material adverse effect on our financial condition and business
On August 1, 2017, we received a subpoena from the Commission requesting certain documents and information in connection with offerings made by us between February 2017 and August 2017. We provided the requested information to the Commission in response to that subpoena. On September 26, 2018 and on October 5, 2018 we received two additional subpoenas from the Commission requesting certain documents and information in connection with the previous subpoena we received on August 1, 2017. We provided the requested information to the Commission in response to these subpoenas. The  investigation is ongoing and we continue to cooperate with the Commission in its investigation. We are unable to predict what action, if any, might be taken by the Commission or its staff as a result of this investigation or what impact, if any, the cost of responding to the investigation or its ultimate outcome might have on our financial position, results of operations or liquidity, or the price of our common shares.
Our By-laws provide that the High Court of the Republic of Marshall Islands shall be the sole and exclusive forum for certain disputes between us and our shareholders, which could limit our shareholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our By-laws provide that, unless the Company consents in writing to the selection of an alternative forum, the High Court of the Republic of Marshall Islands, shall be the sole and exclusive forum for (a(i) any shareholders' derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Business Corporations Act of the Republic of the Marshall Islands, or (iv) any action asserting a claim governed by the internal affairs doctrine.  This forum selection provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits with respect to such claims.

The Company may not achieve the intended benefits of having a forum selection provision if it is found to be unenforceable.

Our By-laws include a forum selection provision as under the section herein entitled “Description of Share Capital – Shareholders’ Derivative Actions”. However, the enforceability of similar forum selection provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provision contained in our By-laws to be inapplicable or unenforceable in such action. If a court were to find the forum selection provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this report, the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” and similar expressions identify forward-looking statements.
The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.  The forward-looking statements in this prospectus should be read in addition to the risks described in reports we file with the SEC, including our most recently file annual report filed on Form 20-F.
Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS
We will not receive any proceeds from the sale of the common shares by the Selling Shareholders.
The Selling Shareholders will receive all of the net proceeds from the sale of any common shares offered by them under this prospectus. See “Selling Shareholders.” The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax, legal services or any other expenses incurred by the Selling Shareholders in disposing of these common shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the common shares covered by this prospectus.

SELLING SHAREHOLDERS
This prospectus relates to up to 4,200,000 Class A Warrants, 4,200,000 Class B Warrants and 8,400,000 common shares that the Selling Shareholders may sell in one or more offerings upon conversion of some or all of the Class A Warrants and Class B Warrants that the Selling Shareholders have purchased from us under the terms of a private placement transaction. The table below sets forth information about the maximum number of Warrants and our common shares that may be offered from time to time by the Selling Shareholders under this prospectus. The Selling Shareholders identified below may currently hold or acquire Warrants or our common shares in addition to those registered hereby. In addition, the Selling Shareholders identified below may sell, transfer, assign or otherwise dispose of some or all of their Warrants and common shares in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.
To our knowledge, the Selling Shareholders do not have nor have had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of our common shares.
Prior to the closing of any of the sales under the Securities Purchase Agreement, the Company had 4,494,648 common shares issued and outstanding.  On November 7, 2019, we closed the transaction contemplated by the Securities Purchase Agreement.  As part of the Registered Offering, the Company issued and sold 4,200,000 common shares to the Selling Shareholders in the amounts described below in the footnotes.  As part of the private placement, we issued and sold 8,400,000 Warrants exercisable into 8,400,000 common shares.  In the aggregate, the transactions contemplated by the Purchase Agreement would result in 12,600,000 common shares issued and issuable upon exercise of the Warrants, which is approximately 280% of the issued and outstanding shares of the Company prior to the transactions.  The Company and its affiliates do not hold any common shares.  Based on information supplied to us by the Selling Shareholders and as of the date of this prospectus, of the 8,695,348 common shares currently issued and outstanding, 7,500,185 common shares are held by persons other than the Selling Shareholders and its affiliates, and the Company and its affiliates.
We have prepared the following table based on information supplied to us by the Selling Shareholders on or prior to January 14, 2020. We have not sought to verify such information.
Common Shares
Selling Securityholder	Total Number of Common Shares Owned Prior to This Offering	Total Number of Common Shares Underlying the Warrants Owned Prior to This Offering	Percentage of Outstanding Shares Owned Prior to This Offering(1)	Maximum Number of Shares Which May Be Sold in This Offering	Percentage of Outstanding Shares Which May Be Sold in This Offering(2)	Number of Shares Owned Following This Offering(2)	Percentage of Outstanding Shares Owned Following This Offering(2)
Anson Investments Master Fund LP(4)	0	1,700,000	16.3%	1,700,000	16.3%	0	0%
CVI Investments, Inc.(5)	398,955	1,700,000	20.1%	1,700,000	16.3%	398,955	3.83%
Hudson Bay Master Fund Ltd(6)	0	1,700,000	16.3%	1,700,000	16.3%	0	0%
Intracoastal Capital LLC(7)	0	900,000	9.37%	900,000	9.7%	0	0%
KBB Asset Management LLC(8)	0	700,000	7.45%	700,000	7.45%	0	0%
Sabby Volatility Warrant Master Fund Ltd(9)	796,208	1,700,000	24.0%	1,700,000	16.3%	796,208	7.65%

Warrants

Selling Securityholder	Total Number of Class A Warrants Owned Prior to this Offering	Total Number of Class B Warrants Owned Prior to this Offering	Percentage of Class A Warrants Owned Prior to this Offering(3)	Percentage of Class B Warrants Owned Prior to this Offering(3)	Total Number of Class A Warrants Owned Following this Offering(2)	Total Number of Class B Warrants Owned Following this Offering(2)	Percentage of Warrants Owned Following This Offering
Anson Investments Master Fund LP(5)	850,000	850,000	20.2%	20.2%	0	0	0%
CVI Investments, Inc.(6)	850,000	850,000	20.2%	20.2%	0	0	0%
Hudson Bay Master Fund Ltd(7)	850,000	850,000	20.2	20.2%	0	0	0%
Intracoastal Capital LLC(7)	450,000	450,000	10.70%	10.70%	0	0	0%
KBB Asset Management LLC(8)	350,000	350,000	8.30%	8.30%	0	0	0%
Sabby Volatility Warrant Master Fund Ltd(9)	850,000	850,000	20.2%	20.2%	0	0	0%

(1)
Based on 8,695,348 common shares issued and outstanding as of the date of this prospectus. Also, in computing the number of common shares beneficially owned by an entity and the percentage ownership of that entity, common shares issuable upon the exercise of Warrants held by that entity are deemed outstanding.

(2)	Assumes that the Selling Shareholder will sell all of its common shares and Warrants offered pursuant to this prospectus.
(3)	Based on 4,200,000 Class A Warrants and 4,200,000 Class B Warrants issued and outstanding as of the date of this prospectus.
(4)
Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc.  Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common shares except to the extent of their pecuniary interest therein.  The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

Anson purchased 850,000 common shares in the Registered Offering and in the private placement it purchased 850,000 Class A Warrants and 850,000 Class B Warrants.  The Warrants are exercisable into 1,700,000 common shares, which is the amount reflected in the chart above.  The 850,000 common shares purchased in the Registered Offering were sold prior to the initial filing of this registration statement on Form F-1 (333-234744).
As part of the September 2019 Transaction, Anson purchased 100,000 common shares, 350,000 Pre-Funded Warrants and 450,000 Traditional Warrants.  Anson exercised the warrants and sold all of the common shares it purchased in the September 2019 Transaction soon after the transaction closed on September 13, 2019.  All of the warrants sold in the September 2019 Transaction contained provisions prohibiting the issuance of more than 4.99% of the total issued and outstanding shares of the Company to the holder of such warrants.
(5)
Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares.  Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares.  CVI Investments, Inc. is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale pursuant to this prospectus contained in the registration statement of common shares purchased by CVI.

CVI purchased 850,000 common shares in the Registered Offering and in the private placement it purchased 850,000 Class A Warrants and 850,000 Class B Warrants.  The Warrants are exercisable into 1,700,000 common shares, which is part of the amount reflected in the chart above along with 398,955 common shares CVI currently holds.  CVI sold 451,045 common shares purchased in the Registered Offering prior to the filing of this registration statement on Form F-1 (333-234744).
As part of a registered direct offering completed pursuant to a prospectus supplement dated October 26, 2018, which forms a part of our registration on Form F-3 (333-215577), CVI purchased 2,000,000 common shares and warrants to purchase up to 3,500,000 common shares, or the October 2018 Transaction.  CVI exercised the warrants and sold all of the common shares it purchased in the October 2018 Transaction in open market transactions.

(6)
Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities.  Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP.  Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

Hudson Bay purchased 850,000 common shares in the Registered Offering and in the private placement it purchased 850,000 Class A Warrants and 850,000 Class B Warrants.  The Warrants are exercisable into 1,700,000 common shares, which is the amount reflected in the chart above.  The 850,000 common shares purchased in the Registered Offering were sold in open market transactions prior to the initial filing of this registration on Form F-1 (333-234744).
As part of the September 2019 Transaction, Hudson Bay purchased 200,000 common shares, 195,000 Pre-Funded Warrants and 395,000 Traditional Warrants. Hudson Bay exercised the warrants and sold all of the common shares it purchased in the September 2019 Transaction in open market transactions.  All of the warrants sold in the September 2019 Transaction contained provisions prohibiting the issuance of more than 9.99% of the total issued and outstanding shares of the Company to the holder of such warrants.
On July 24, 2017, Hudson Bay exercised warrants purchased as part of a registered offering pursuant to a prospectus dated June 6, 2014, which forms a part of our registration on Form F-1 (333-194690), or the 2014 Warrants, from which it received 31 common shares (as adjusted for aggregate reverse stock splits of 1-for-12,000) that were sold in open market transactions.  On September 14, 2017, Hudson Bay exercised more 2014 Warrants for 467 common shares (as adjusted for aggregate reverse stock splits of 1-for-400) that were sold in open market transactions.
(7)
Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

Intracoastal purchased 450,000 common shares in the Registered Offering and in the private placement it purchased 450,000 Class A Warrants and 450,000 Class B Warrants.  The Warrants are exercisable into 900,000 common shares, which is the amount reflected in the chart above.  The 450,000 common shares purchased in the Registered Offering were sold prior to the initial filing of this registration statement on Form F-1 (333-234744).
During 2017, Intracoastal exercised 2014 Warrants from which it received 7,067 common shares (as adjusted for aggregate reverse stock splits of 1-for-346) that were sold in open market transactions.
(8)
Steve Segal has the power to vote or dispose of the shares owned by KBB Asset Management, LLC. The investor’s address is 29 Maple Street, Essex Junction, Vermont 05452. Steve Segal disclaims beneficial ownership over these securities.

KBB purchased 350,000 common shares in the Registered Offering and in the private placement it purchased 350,000 Class A Warrants and 350,000 Class B Warrants.  The Warrants are exercisable into 700,000 common shares, which is the amount reflected in the chart above.  The 350,000 common shares purchased in the Registered Offering were sold prior to the filing of the registration statement on Form F-1 (333-234744).  KBB has not purchased or sold a material amount of our common shares during the past three years other than pursuant to the Purchase Agreement.
(9)
Sabby Management, LLC serves as the investment manager of Sabby Volatility Warrant Master Fund, Ltd., or Sabby. Hal Mintz is the manager of Sabby Management, LLC and has voting and investment control of the securities held by Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities beneficially owned by Sabby Volatility Warrant Master Fund, Ltd., except to the extent of their respective pecuniary interest therein. The address of Sabby Volatility Warrant Master Fund, Ltd. is c/o Sabby Mgt. LLC, 10 Mountainview Rd., Suite 205, Upper Saddle River, NJ 07458.

Sabby purchased 850,000 common shares in the Registered Offering and in the private placement it purchased 850,000 Class A Warrants and 850,000 Class B Warrants.  The Warrants are exercisable into 1,700,000 common shares, which is part of the amount reflected in the chart above.
As part of the September 2019 Transaction, Sabby purchased 81,000 common shares, 314,000 Pre-Funded Warrants and 395,000 Traditional Warrants. Sabby exercised the warrants and sold all of the common shares it purchased in the September 2019 Transaction prior to the transaction completed pursuant to the Purchase Agreement.  The 395,000 Traditional Warrants were exercised into 276,500 common shares.  All of the warrants sold in the September 2019 Transaction contained provisions prohibiting the issuance of more than 4.99% of the total issued and outstanding shares of the Company to the holder of such warrants.

PLAN OF DISTRIBUTION
We are registering the shares offered by this prospectus on behalf of the Selling Shareholders. The Selling Shareholders, which as used herein includes donees, pledgees, transferees, or other successors-in-interest selling common shares or interests in common shares received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution, or other non-sale related transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by such shareholder and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee, or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders may use any one or more of the following methods when disposing of their shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the effective date of the registration statement of which this prospectus forms a part;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
In connection with the sale of common shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The Selling Shareholders may also sell common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended to reflect such transaction).
If the common shares are sold through broker dealers, the Selling Shareholders will be responsible for discounts or commissions or agent’s commissions. The aggregate proceeds to the Selling Shareholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their respective agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering.
The Selling Shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Shareholders and any underwriters, broker-dealers, or agents that participate in the sale of our common shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. If a Selling Shareholder is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, he will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.
To the extent required, the common shares to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers, or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth, if appropriate, in a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
The Selling Shareholders and any other person participating in a distribution of the common shares covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the common shares by the Selling Shareholders and any other such person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares.

DESCRIPTION OF SHARE CAPITAL
You should carefully review the description of our share capital under the heading “Item 10. Additional Information” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, which is incorporated by reference herein. The following description of the Series E Perpetual Convertible Preferred Stock as well as the various warrants and other various preferred share classes are all subject to and qualified in its entirety by reference to the respective Certificate of Designations for such preferred shares and the actual warrants, which are incorporated by reference herein.
Share Capital
On August 22, 2019, we effected a 1-for-20 reverse stock split of our common shares. There was no change in the number of our authorized common shares. Unless otherwise indicated, all share amounts in this prospectus, not including amounts incorporated by reference, have been retroactively adjusted to reflect this reverse stock split.
Between January 1, 2019 and the date of this prospectus we have issued 97,350 common shares pursuant to exercises of 1,947,000 of our 2018 Warrants for gross proceeds of $1.5 million and 337,036 common shares pursuant to exercises of 1,268,000 of our 2014 Warrants for gross proceeds of $3.2 million and 4,200,000 common shares pursuant to a registered direct offering completed on November 7, 2019 for gross proceeds of $8.4 million.
On September 13, 2019, we closed an underwritten public offering of an aggregate of 1,580,000 common shares (or pre-funded warrants to purchase common shares in lieu thereof, the Pre-Funded Warrants), warrants, or the Traditional Warrants, to purchase up to 1,790,000 of our common shares and an overallotment option of up to 237,000 common shares. This resulted in gross proceeds of $10,480,060 before deducting underwriting discounts, commissions and other offering expenses. The gross proceeds include the partial exercise of 85,000 common shares of the underwriter's over-allotment option granted in connection with the offering.  From September 13 to December 31, 2019, 1,245,090 common shares were issued pursuant to the cashless exercise of 1,778,700 Traditional Warrants. The Traditional Warrants expired on December 31, 2019.
On November 6, 2019, we entered into a placement agent agreement with Maxim Group LLC relating to the sale of our securities, or the Placement Agent Agreement.  Pursuant to the Placement Agent Agreement, we entered into the Securities Purchase Agreement, with certain institutional investors in connection with a registered direct offering of an aggregate of 4,200,000 of our common shares at a public offering price of $2.00 per share, or the Registered Offering.  Concurrently with the Registered Offering and pursuant to the Purchase Agreement, we also commenced a private placement whereby we issued and sold Class A warrants to purchase up to 4,200,000 of our common shares and Class B warrants to purchase up to 4,200,000 of our common shares.
For more information about the share capital of the Company please see Item 4. Information on the Company – A. History and Development of the Company found in the Company’s Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated herein by reference.
Authorized Capitalization
Our authorized capital stock consists of 1,000,000,000 common shares, par value $0.01 per share, of which 8,695,348 shares were issued and outstanding as of January 14, 2020 and 20,000,000 preferred shares with par value of $0.01 and 100,000 Series D Preferred Shares and 15,724 Series E Preferred Shares are issued and outstanding as of January 14, 2020. Our Board of Directors has the authority to establish such series of preferred stock and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred stock.
On September 14, 2016, we declared a dividend of one preferred share purchase right for each outstanding common share and adopted a shareholder rights plan, as set forth in a Stockholders Rights Agreement dated as of September 22, 2016, by and between us and Computershare Trust Company, N.A., as rights agent (now taken over by our new transfer agent, AST), described below under the section entitled “—Stockholders Rights Agreement”. In connection with the Stockholders Rights Agreement, we designated 1,000,000 shares as Series A Participating Preferred Stock, none of which are outstanding as of the date of this prospectus.
Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares that we may issue in the future.

Preferred Shares
Our Third Amended and Restated Articles of Incorporation authorize our Board of Directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series, and the voting rights, if any, of the holders of the series.
Series B Convertible Preferred Shares
On November 22, 2016, we completed a private placement of up to 3,160 Series B Convertible Preferred Shares for an aggregate principal amount of up to $3.0 million. The investor purchased 1,579 Series B Convertible Preferred Shares at the initial closing of the Transaction and 527 Series B Convertible Preferred Shares on November 28, 2016 for a total of $2.0 million. The investor waived the right to purchase any additional Series B Preferred Shares. The description of the Series B Preferred Shares is incorporated by reference from our registration statement on Form F-3 (333-215577). The description of the Series B Convertible Preferred Shares is subject to and qualified in its entirety by reference to the Securities Purchase Agreement, Certificate of Designation of the Series B Convertible Preferred Shares and Registration Rights Agreement entered into in connection with the private placement. Copies of the Securities Purchase Agreement, Certificate of Designation of the Series B Convertible Preferred Shares and Registration Rights Agreement have been filed as exhibits to our Report on Form 6-K filed with the Commission on November 23, 2016. The waiver agreement was filed as an exhibit to our Report on Form 6-K filed with the Commission on January 10, 2017. We issued 901 common shares in connection with the conversions of all of our Series B Convertible Preferred Shares, and there are currently no Series B Convertible Preferred Shares outstanding.
Series C Convertible Preferred Shares
On February 17, 2017, we closed a private placement with a non-U.S. institutional investor for the sale of 7,500 newly issued Series C Convertible Preferred Shares, which are convertible into our common shares, for $7.5 million pursuant to a securities purchase agreement, or the Series C Transaction.  The description of the Series C Preferred Shares is incorporated by reference from our registration statement on Form F-3 (333-215577). The description of the Series C Convertible Preferred Shares is subject to and qualified in its entirety by reference to the Securities Purchase Agreement and Statement of Designations, Preferences and Rights of the Series C Convertible Preferred Shares entered into in connection with the private placement. Copies of the Securities Purchase Agreement and Statement of Designations, Preferences and Rights of the Series C Convertible Preferred Shares have been filed as exhibits to our Report on Form 6-K filed with the Commission on February 21, 2017. We issued 45,232 common shares in connection with the conversions of all our Series C Convertible Preferred Shares, and there are currently no Series C Convertible Preferred Shares outstanding.
Series D Preferred Shares
On May 8, 2017, we issued 100,000 shares of Series D Preferred Shares to Tankers Family Inc., a company controlled by Lax Trust, which is an irrevocable trust established for the benefit of certain family members of Evangelos Pistiolis, for $1,000 pursuant to a stock purchase agreement. Each Series D Preferred Share has the voting power of one thousand (1,000) common shares.
On April 21, 2017, we were informed by ABN Amro Bank that we were in breach of a loan covenant that requires that any member of the family of Mr. Evangelos Pistiolis, maintain an ownership interest (either directly and/or indirectly through companies beneficially owned by any member of the Pistiolis family and/or trusts or foundations of which any member of the Pistiolis family are beneficiaries) of 30% of our outstanding Common Shares. ABN Amro Bank requested that either the family of Mr. Evangelos Pistiolis maintain an ownership interest of at least 30% of the outstanding common shares or maintain a voting rights interest of above 50% in us. In order to regain compliance with the loan covenant, we issued the Series D Preferred Shares.
The Series D Preferred Stock has the following characteristics:
Conversion. The Series D Preferred Shares are not convertible into common shares.
Voting. Each Series D Preferred Share has the voting power of 1,000 common shares.
Distributions. The Series D Preferred Shares shall have no dividend or distribution rights.

Maturity.  The Series D Preferred Shares shall expire and all outstanding Series D Preferred Shares shall be redeemed by us for par value on the date the currently outstanding loans with ABN Amro Bank and NORD/LB, or loans with any other financial institution, which contain covenants that require that any member of the family of Mr. Evangelos Pistiolis, maintain a specific minimum ownership interest (either directly and/or indirectly through companies or other entities beneficially owned by any member of the Pistiolis family and/or trusts or foundations of which any member of the Pistiolis family are beneficiaries) of our issued and outstanding common shares, respectively, are fully repaid or reach their maturity date. The Series D Preferred Shares shall not be otherwise redeemable.
Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, the Series D Preferred Shares shall have a liquidation preference of $0.01 per share.
Series E Convertible Preferred Stock
On April 1, 2019, we announced the sale of 27,129 newly issued Series E Perpetual Convertible Preferred Stock at a price of $1,000 per share to Family Trading Inc., a company affiliated with Evangelos Pistiolis, our President, Chief Executive Officer and director, in exchange for the full and final settlement of the loan facility between our Company and Family Trading dated December 23, 2015, as amended.
The Series E Perpetual Convertible Preferred Stock has the following characteristics:
Conversion. Each holder of Series E Perpetual Convertible Preferred Stock, at any time and from time to time, has the right, subject to certain conditions, to convert all or any portion of the Series E Perpetual Convertible Preferred Stock then held by such holder into our common shares at the conversion rate then in effect. Each Series E Perpetual Convertible Preferred Stock is convertible into the number of our common shares equal to the quotient of $1,000 plus any accrued and unpaid dividends divided by the lesser of the following four prices: (i) $20.00, (ii) 80% of the lowest daily VWAP of the Company’s common shares over the twenty consecutive trading days expiring on the trading day immediately prior to the date of delivery of a conversion notice, (iii) the conversion price or exercise price per share of any of the Company’s then outstanding convertible shares or warrants, (iv) the lowest issuance price of the Company’s common shares in any transaction from the date of the issuance the Series E Perpetual Preferred Stock onwards, but in no event will the conversion price be less than $0.60.
Limitations of Conversion. Holders of the shares of Series E Perpetual Convertible Preferred Stock shall be entitled to convert the Series E Perpetual Convertible Preferred Stock in full, regardless of the beneficial ownership percentage of the holder after giving effect to such conversion.
Voting.  The holders of Series E Perpetual Convertible Preferred Stock are entitled to the voting power of one thousand (1,000) common shares of the Company.  The holders of Series E Perpetual Convertible Preferred Stock and the holders of our common shares shall vote together as one class on all matters submitted to a vote of shareholders of the Company. The holders of Series E Perpetual Convertible Preferred Stock have no special voting rights and their consent shall not be required for taking any corporate action.
Distributions. Upon any liquidation, dissolution or winding up of the Company, the holders of Series E Perpetual Convertible Preferred Stock shall be entitled to receive the net assets of the Company pari passu with the Common Shares.
Redemption.  The Company at its option shall have the right to redeem a portion or all of the outstanding Series E Perpetual Convertible Preferred Stock. The Company shall pay an amount equal to one thousand dollars ($1,000) per each Series E Perpetual Convertible Preferred Stock, or the Liquidation Amount, plus a redemption premium equal to fifteen percent (15%) of the Liquidation Amount being redeemed if that redemption takes place up to and including March 29, 2020 and twenty percent (20%) of the Liquidation Amount being redeemed if that redemption takes place after March 29, 2020, plus an amount equal to any accrued and unpaid dividends on such Preferred Shares (collectively referred to as the “Redemption Amount”). In order to make a redemption, the Company shall first provide one business day advanced written notice to the holders of our intention to make a redemption, or the Redemption Notice, setting forth the amount it desires to redeem. After receipt of the Redemption Notice, the holders shall have the right to elect to convert all or any portion of its Series E Perpetual Convertible Preferred Stock. Upon the expiration of the one business day period, the Company shall deliver to each holder the Redemption Amount with respect to the amount redeemed after giving effect to conversions effected during the notice period.
The Series E Perpetual Convertible Preferred Stock shall not be subject to redemption in cash at the option of the holders thereof under any circumstance.

Dividends. The holders of outstanding Series E Perpetual Convertible Preferred Stock shall be entitled to receive out of funds legally available for the purpose, semi-annual dividends payable in cash on the last day of June and December in each year (each such date being referred to herein as a “Semi Annual Dividend Payment Date”), commencing on the first Semi Annual Dividend Payment Date in an amount per share (rounded to the nearest cent) equal to fifteen percent (15%) per year of the liquidation amount of the then outstanding Series E Perpetual Convertible Preferred Stock computed on the basis of a 365-day year and the actual days elapsed.
Accrued but unpaid dividends shall bear interest at fifteen percent (15%). Dividends paid on the Series E Perpetual Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Company’s Board of Directors may fix a record date for the determination of holders of Series E Perpetual Convertible Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
Ranking. All shares of Series E Perpetual Convertible Preferred Stock shall rank pari passu with all classes of our common shares.
Shareholder Meetings
Under our Amended and Restated By-Laws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time exclusively by our Board of Directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.
Directors
Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our Third Amended and Restated Articles of Incorporation and Amended and Restated By-laws, as further amended, prohibit cumulative voting in the election of directors.
Our Board of Directors must consist of at least one member and not more than twelve, as fixed from time to time by the vote of not less than 66 2/3% of the entire board. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors, and to members of any committee, for attendance at any meeting or for services rendered to us.
Classified Board
Our Amended and Restated Articles of Incorporation provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our Company. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.
Election and Removal
Our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws require parties other than our Board of Directors to give advance written notice of nominations for the election of directors. Our Third Amended and Restated Articles of Incorporation provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Dissenters’ Rights of Appraisal and Payment
Under the BCA, our shareholders have the right to dissent from various corporate actions, including certain mergers or consolidations or sales of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares, subject to exceptions. For example, the right of a dissenting shareholder to receive payment of the fair value of his shares is not available if for the shares of any class or series of shares, which shares at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (1) listed on a securities exchange or admitted for trading on an interdealer quotation system or (2) held of record by more than 2,000 holders. In the event of any further amendment of the articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange. The value of the shares of the dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.
Shareholders’ Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates. On November 20, 2014, we amended our Amended and Restated By-Laws to provide that unless we consent in writing to the selection of alternative forum, the sole and exclusive forum for (i) any shareholders’ derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other of our employees or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the BCA, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the High Court of the Republic of the Marshall Islands, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision of our By-Laws does not apply to actions arising under U.S. federal securities laws.
Anti-takeover Provisions of our Charter Documents
Several provisions of our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Business Combinations
Our Third Amended and Restated Articles of Incorporation include provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:
•
prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the Board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced;

•
at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder; and

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering.

Limited Actions by Shareholders
Our Third Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.
Our Third Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws provide that only our Board of Directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our Board of Directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Blank Check Preferred Stock
Under the terms of our Third Amended and Restated Articles of Incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our Company or the removal of our management.
Super-majority Required for Certain Amendments to Our By-Laws
On February 28, 2007, we amended our by-laws to require that amendments to certain provisions of our by-laws may be made when approved by a vote of not less than 66 2/3% of the entire Board of Directors. These provisions that require not less than 66 2/3% vote of our Board of Directors to be amended are provisions governing: the nature of business to be transacted at our annual meetings of shareholders, the calling of special meetings by our Board of Directors, any amendment to change the number of directors constituting our Board of Directors, the method by which our Board of Directors is elected, the nomination procedures of our Board of Directors, removal of our Board of Directors and the filling of vacancies on our Board of Directors.
Stockholders Rights Agreement
On September 14, 2016, our Board of Directors declared a dividend of one preferred share purchase right, or a Right, for each outstanding common share and adopted a shareholder rights plan, as set forth in the Stockholders Rights Agreement dated as of September 22, 2016, or the Rights Agreement, by and between us and Computershare Trust Company, N.A. (now taken over by our new transfer agent, AST), as rights agent.
The Board adopted the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 15% or more of our outstanding common shares without the approval of our Board of Directors. If a shareholder’s beneficial ownership of our common shares as of the time of the public announcement of the rights plan and associated dividend declaration is at or above the applicable threshold, that shareholder’s then-existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement, the shareholder increases its ownership percentage by 1% or more.
The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board of Directors can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board.
For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which is an exhibit to the Form 8-A filed by us on September 22, 2016 and incorporated herein by reference. The foregoing description of the Rights Agreement is qualified in its entirety by reference to such exhibit.
The Rights. The Rights trade with, and are inseparable from, our common shares. The Rights are evidenced only by certificates that represent our common shares. New Rights will accompany any new of our common shares issued after October 5, 2016 until the Distribution Date described below.

Exercise Price. Each Right allows its holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock, or a Series A Preferred Share, for $50.00, or the Exercise Price, once the Rights become exercisable. This portion of a Series A Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as would one common share. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.
Exercisability. The Rights are not exercisable until ten days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 15% or more of our outstanding common shares.
Certain synthetic interests in securities created by derivative positions—whether or not such interests are considered to be ownership of the underlying common shares or are reportable for purposes of Regulation 13D of the Exchange Act—are treated as beneficial ownership of the number of our common shares equivalent to the economic exposure created by the derivative position, to the extent our actual common shares are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.
For persons who, prior to the time of public announcement of the Rights Agreement, beneficially own 15% or more of our outstanding common shares, the Rights Agreement “grandfathers” their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations.
The date when the Rights become exercisable is the “Distribution Date.” Until that date, our common share certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of our common shares will constitute a transfer of Rights. After that date, the Rights will separate from our common shares and will be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of our common shares. Any Rights held by an Acquiring Person are null and void and may not be exercised.
Series A Preferred Share Provisions
Each one one-thousandth of a Series A Preferred Share, if issued, will, among other things:
•	not be redeemable;
•
entitle holders to quarterly dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in our common shares or a subdivision of the our outstanding common shares (by reclassification or otherwise), declared on our common shares since the immediately preceding quarterly dividend payment date; and

•	entitle holders to one vote on all matters submitted to a vote of our shareholders.
The value of one one-thousandth interest in a Series A Preferred Share should approximate the value of one common share.
Consequences of a Person or Group Becoming an Acquiring Person.
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Flip In.  If an Acquiring Person obtains beneficial ownership of 15% or more of our common shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares (or, in certain circumstances, cash, property or other of our securities) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by us, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.
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Flip Over. If, after an Acquiring Person obtains 15% or more of our common shares, (i) we merge into another entity; (ii) an acquiring entity merges into us; or (iii) we sell or transfer 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

•
Notional Shares. Shares held by affiliates and associates of an Acquiring Person, including certain entities in which the Acquiring Person beneficially owns a majority of the equity securities, and Notional Common Shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Redemption. Our Board of Directors may redeem the Rights for $0.01 per Right at any time before any person or group becomes an Acquiring Person. If our Board of Directors redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if we have a stock dividend or a stock split.
Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common shares, the Board may extinguish the Rights by exchanging one common share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, we may elect to exchange the Rights for cash or other of our securities having a value approximately equal to one common share.
Expiration. The Rights expire on the earliest of (i) September 22, 2026; or (ii) the redemption or exchange of the Rights as described above.
Anti-Dilution Provisions. The Board may adjust the purchase price of the Series A Preferred Shares, the number of Series A Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Series A Preferred Shares or our common shares. No adjustments to the Exercise Price of less than 1% will be made.
Amendments. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).
Taxes. The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.
2014 Warrants
Our 2014 Warrants contained certain anti-dilution provisions, which were triggered as a result of the reverse stock split, Series B Transaction, the Equity Line Offering, Series C Transaction, First Purchase Agreement, Second Purchase Agreement and Amended Family Trading Credit Facility. As of the date of this prospectus, all 2014 Warrants have expired. As of the date of this prospectus, an aggregate 4,621,611 of the 2014 Warrants have been exercised for a total issuance of 347,997 common shares and all the 2014 Warrants have expired.
2018 Warrants
On October 26, 2018, the Company priced a public offering of 100,000 common shares, and warrants to purchase 175,000 common shares (the “2018 Warrants”), at $30.00 per common share and $0.0002 per warrant. The 2018 Warrants had an exercise price of $30.00 per share and expired four months from the date of issuance. Each warrant granted the warrant holder the option to purchase one common share of the Company at any time within the abovementioned term. By February 25, 2019, all of the 2018 Warrants were exercised for175,000 common shares and gross proceeds of $3.8 million.
Traditional Warrants
On September 13, 2019, we closed an underwritten public offering of an aggregate of 1,580,000 common shares or Pre-Funded Warrants, Traditional Warrants to purchase up to 1,790,000 of our common shares and an overallotment option of up to 237,000 common shares.  Each Traditional Warrant entitled the holder to purchase either 1 common share upon a cash exercise or 0.7 common shares upon a cashless exercise. Each Traditional Warrant had an exercise price of $8.19. The Traditional Warrant expired on December 31, 2019.
From September 13 to December 31, 2019, 1,245,090 common shares were issued pursuant to the cashless exercise of 1,778,700 Traditional Warrants.

2019 Class A Warrants and Class B Warrants
On November 6, 2019, concurrently with the Registered Offering described above, we commenced a private placement whereby we issued and sold warrants to purchase up to 8,400,000 of our common shares.  One-half of the warrants will expire on the eight-month anniversary of the date of issuance of the common shares sold under the Registered Offering (the "Class A Warrants") and one-half of the warrants will expire on the eighteen-month anniversary of the date of issuance of the common shares sold under the Registered Offering (the "Class B Warrants"). Each Class A Warrant will be immediately exercisable as of the date of issuance of the common shares sold under the Registered Offering (the "Exercise Date") at an exercise price of $2.00 per share, subject to adjustment. In addition, the Class A Warrant may be exercised on a cashless basis beginning on the earlier of (i) 30 days from the closing date and (ii) the trading day on which the aggregate trading volume of our common shares November 6, 2019 is equal to more than three times the number of common shares offered pursuant to the Purchase Agreement (the “Cashless Date”) if the VWAP of the common shares on any Trading Day on or after the Cashless Date fails to exceed $3.20 on such date (as may be subject to adjustment). The number of common shares issuable in such cashless exercise shall be 0.4 of a common share that would be issuable upon exercise of the Class A Warrant in accordance with its terms if such exercise were by means of a cash exercise. No fractional common shares will be issued in connection with the exercise of a Class A Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price. Each Class B Warrant will be immediately exercisable as of the Exercise Date at an exercise price of $2.00 per share, subject to adjustment.  The foregoing adjustment to the exercise price of the Class B Warrant is subject to a floor price of $1.00.

CAPITALIZATION
The following table sets forth our consolidated capitalization as of June 30, 2019:
•	on an actual basis;
•	on an as adjusted basis to give effect to the following transactions which occurred between June 30, 2019 and January 14, 2020:
o	the exercise of 112,000 of the 2014 Warrants into 42,903 number of common shares, with aggregate net proceeds of $0.3 million;
o	the issuance of 1,665,000 common shares pursuant to a registered public offering that closed on September 13, 2019, with aggregate net proceeds of $9.7 million;
o	the cashless exercise of 1,778,700 of the Traditional Warrants into 1,245,090 number of common shares;
o
the drawdown of $25.6 million, $21.4 million and $24.4 million from the sale and leasebacks of M/T Stenaweco Excellence, M/T Stenaweco Energy and M/T Stenaweco Evolution respectively from Oriental Fleet International Company Limited (“OFI”) and the prepayment of $17.0 million of the outstanding loan under the NORD/LB Facility (the sale and leasebacks will be accounted as financing transactions);

o
the prepayment of $15.1 million of the outstanding loan under the ABN Facility due to the sale of the M/T Eco Revolution.  The sale of the M/T Eco Revolution resulted in estimated losses of $5.2 million;

o	$11.4 million of scheduled debt repayments under the ABN Amro, the AT Bank, the BoComm Leasing, the Cargill, the CMBFL, the OFI and the Alpha Bank Senior Credit facilities;
o	the redemption of 12,434 Series E Perpetual Convertible Preferred Shares for $14.3 million;
o	the issuance of 4,200,000 common shares pursuant to a registered public offering that closed on November 7, 2019, with aggregate net proceeds of $7.7 million;

The information set forth in the table gives effect to a one-for-twenty reverse split of our common shares effective as of August 22, 2019. There have been no other significant adjustments to our capitalization since June 30, 2019.

(Expressed in thousands of U.S. Dollars, except number of shares and per share data)	Actual	As Adjusted
Debt:(1)
Current portion of long term debt	$27,169	$18,595
Non-current portion of long term debt	239,073	275,470
Total debt	266,242	294,065
Mezzanine equity:
Preferred stock Series E, $0.01 par value; 28,158 shares issued and outstanding at June 30, 2019, 15,724 shares issued and outstanding at June 30, 2019, as adjusted	32,381	18,082
Shareholders’ equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 1,542,355 shares issued and outstanding at June 30, 2019, 8,695,348 shares issued and outstanding at June 30, 2019 as adjusted	15	87
Preferred stock Series D and Series E, $0.01 par value; 100,000 and 23,376 shares issued and outstanding at June 30, 2019 and 100,000 Series D and 15,724 Series E as adjusted	1	1
Additional paid-in capital	403,494	421,139
Accumulated other comprehensive loss	(1,388)	(1,388)
Accumulated deficit	(308,407)	(313,591)
Total Shareholders’ and Mezzanine equity	126,096	124,330
Total capitalization	$392,338	$418,395
(1) Our long term indebtedness (both current and non-current portions), is secured by mortgages on our owned ships and is guaranteed by us. The related party indebtedness is unsecured.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common shares, as of January 14, 2020, held by: (i) each person or entity that we know beneficially owns 5% or more of our common shares and (ii) all our executive officers, directors and key employees as a group. Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, common shares subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days are deemed to be beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. All of the shareholders, including the shareholders listed in this table, are entitled to one vote for each common share held.
Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Class
Lax Trust(1)	25,361,290	74.5%
Sabby Volatility Warrant Master Fund Ltd.(2)	850,000	9.78%
Intracoastal Capital LLC(3)	950,684	9.99%

(1) Information about the Lax Trust is derived, in part, from the Schedule 13D/A filed with the SEC on November 13, 2019 as updated for subsequent corporate events. The Lax Trust is an irrevocable trust established for the benefit of certain family members of Evangelos J. Pistiolis, our President, Chief Executive Officer and Director. The business address of the Lax Trust is Level 3, 18 Stanley Street, Auckland 1010, New Zealand. The above percentage ownership is based on 34,056,638 common shares outstanding, which is calculated for purposes of the Schedule 13D/A by taking the sum of (i) 8,695,348 common shares outstanding, and (ii) 25,361,290 common shares issuable upon the conversion of 15,724 Series E Preferred Shares held by Family Trading, all figures being as of January 14, 2020. The Lax Trust may also be deemed to hold all of the 100,000 outstanding shares of our Series D Preferred Stock. Each Series D Preferred Share carries 1,000 votes. By its ownership of 100% of our Series D Preferred Shares, Lax Trust has control over our actions.
(2) Information about Sabby Volatility Warrant Master Fund Ltd. is derived from a Schedule 13G filed with the SEC on November 14, 2019.
(3) Information about Intracoastal Capital LLC is derived from a Schedule 13G filed with the SEC on November 18, 2019.
As of January 14, 2020, we had 1 shareholder of record, all of which were located in the United States and held an aggregate of 8,695,348 common shares, representing 100% of our outstanding common shares. However, the U.S. shareholder of record is Cede & Co., which holds our common shares. We believe that the shares held by Cede & Co. include common shares beneficially owned by both beneficial owners in the United States and non-U.S. beneficial owners. We are not aware of any arrangements the operation of which may at a subsequent date result in our change of control.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
Our corporate affairs are governed by our third amended and restated articles of incorporation, amended and restated bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Further, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.
Marshall Islands	Delaware
Shareholder Meetings

Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.

Notice:	Notice:

•  Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

•  Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	• Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote with respect to the subject matter thereof.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

Removal:	Removal:

•  If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.
•  Any or all of the directors may be removed for cause by vote of the shareholders.

•  Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors

Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
Number of board members shall be fixed by, or in the manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.

Dissenter’s Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either: (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

• Alters or abolishes any preferential right of any outstanding shares having preferences; or

• Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.

• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of the Marshall Islands.

Attorneys’ fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of less than $50,000.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the common shares being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
SEC registration fee	$2,181
Financial Industry Regulatory Authority Filing fee	$1,697
Legal fees and expenses	$50,000
Accounting fees and expenses	$20,000
Miscellaneous	$26,122
Total	$100,000

LEGAL MATTERS
Certain legal matters in connection with the sale of the common shares offered hereby, including the legality thereof, are being passed upon for us by Seward & Kissel LLP, New York, New York.
EXPERTS
The consolidated financial statements incorporated in this Prospectus by reference from TOP Ships Inc.’s Annual Report on Form 20-F for the year ended December 31, 2018, have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Str., 15125 Maroussi, Athens, Greece.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed a registration statement on Form F-1 under the Securities Act of 1933, as amended, or the Securities Act, relating to the securities offered by this prospectus with the SEC. The term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment.  This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement on Form F-1, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission as described below.
Government Filings
We file annual and special reports within the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Our filings are also available on our website at http://www.tops.org. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. Further, other than as described below, the information contained in or accessible from the Commission’s website is not part of this prospectus.
INFORMATION INCORPORATED BY REFERENCE
The Commission allows us to “incorporate by reference” information that we file with, and furnish to, it. This means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained this prospectus or in documents that we file with or furnish to the Commission and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information.
We incorporate by reference in this prospectus the following documents filed with the Commission pursuant to the Exchange Act:
•
Report on Form 6-K, filed with the Commission on November 7, 2019 announcing the Purchase Agreement, which contains copies of the Placement Agent Agreement, the Securities Purchase Agreement,  the Form of Class A Common Stock Purchase Warrant and the Form of Class B Common Stock Purchase Warrant in connection therewith.

•
Report on Form 6-K, filed with the Commission on September 13, 2019, which announced the closing of the Company’s previously announced underwritten public offering of an aggregate of 1,665,000 common shares (or pre-funded warrants to purchase common shares in lieu thereof and warrants to purchase up to 1,790,000 of the Company’s common shares resulting in gross proceeds to the Company of $10,480,060 before deducting underwriting discounts and commissions and other offering expenses.

•
Report on Form 6-K, filed with the Commission on September 12, 2019, which contains the Underwriting Agreement dated September 11, 2019 by and among the Company and Maxim Group LLC relating to the offering of common shares, pre-funded warrants, and other warrants by the Company, as well as the related Form of Common Stock Purchase Warrant and Form of Pre-Funded Common Stock Purchase Warrant.

•
Report on Form 6-K, filed with the Commission on September 11, 2019, which contains a press release entitled: “TOP Ships Inc. Announces Pricing of Approximately $10 Million Underwritten Public Offering.”

•	Report on Form 6-K, filed with the Commission on September 10, 2019, which contains a press release entitled: “TOP Ships Inc. Announces Compliance With NASDAQ Minimum Bid Price Requirement.”
•
Report on Form 6-K furnished with the Commission on September 4, 2019, which contains Management's Discussion and Analysis of Financial Condition and Results of Operations and the unaudited interim condensed consolidated financial statements and related notes thereto for the Company, as of and for the six months ended June 30, 2019.

•
Report on Form 6-K, furnished with the Commission on April 1, 2019, which contains the description of the purchase of the Series E Convertible Preferred Stock, the Certificate of Designation of the Series E Convertible Preferred Stock and the stock purchase agreement.

•
Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 28, 2019, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with or furnished to the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing or telephoning us at the following address:
TOP Ships Inc.
1 Vas. Sofias and Meg. Alexandrou Str,
15124 Maroussi, Greece
(011) 30 210 812-8180 (telephone number)

Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NASDAQ Capital Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

8,400,000 Common Shares
Offered by the Selling Shareholders
PROSPECTUS

, 2020

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 6.    Indemnification of Directors and Officers
The By-Laws of the Company provide that any person who is or was a director or officer of the Company, or is or was serving at the request of the Registrant as a director or officer of another partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporation Act of the Republic of The Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.
Section 60 of the BCA provides as follows:
Indemnification of directors and officers:
(1)
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.    Recent Sales of Unregistered Securities.
Series C Preferred Stock
On February 17, 2017, we closed a private placement with a non-U.S. institutional investor for the sale of 7,500 newly issued Series C Convertible Preferred Shares, which are convertible into our common shares, for $7.5 million pursuant to a securities purchase agreement, or the Series C Transaction.  The description of the Series C Preferred Shares is incorporated by reference from our registration statement on Form F-3 (333-215577). The description of the Series C Convertible Preferred Shares is subject to and qualified in its entirety by reference to the Securities Purchase Agreement and Statement of Designations, Preferences and Rights of the Series C Convertible Preferred Shares entered into in connection with the private placement. Copies of the Securities Purchase Agreement and Statement of Designations, Preferences and Rights of the Series C Convertible Preferred Shares have been filed as exhibits to our Report on Form 6-K filed with the Commission on February 21, 2017. As of November 8, 2017, we issued 45,232 common shares in connection with the conversions of all our Series C Convertible Preferred Shares, and there are currently no Series C Convertible Preferred Shares outstanding.  These securities were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.
Series D Preferred Stock

On April 21, 2017, we were informed by one of our senior lenders, ABN Amro Bank N.V. ("ABN Amro"), that we were in breach of a loan covenant that requires that any member of the family of Mr. Evangelos Pistiolis, our President, Chairman and Chief Executive Officer, maintain an ownership interest (either directly and/or indirectly through companies beneficially owned by any member of the Pistiolis family and/or trusts or foundations of which any member of the Pistiolis family are beneficiaries) of 30% of the outstanding Common Shares. ABN Amro requested that either the family of Mr. Evangelos Pistiolis maintain an ownership interest of at least 30% of the outstanding common shares or maintain a voting rights interest of above 50% in the Company.  In order to regain compliance with the loan covenant, on April 27, 2017, our board of directors authorized the Company to create a new class of non-convertible preferred stock with voting power of one thousand (1,000) Common Shares per preferred share and grant 100,000 of these preferred shares to the Pistiolis family.

On May 8, 2017, we issued 100,000 shares of Series D Preferred Stock to Tankers Family.  One share of Series D Preferred Stock has the voting power of 1,000 Common Shares. Shares of the Series D Preferred Stock are not convertible into Common Shares and have no dividend or other economic rights.  These securities were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

Series E Preferred Stock

On March 29, 2019, we entered into the Stock Purchase Agreement with Family Trading for the sale of 27,129 newly issued Series E Preferred Shares at a price of $1,000 per share. The proceeds of the sale were used for the full and final settlement of all amounts due under the Amended and Restated Credit Facility dated September 26, 2017 between Family Trading and the Company.  These securities were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

The following description of the Series E Preferred Shares is subject to and qualified in its entirety by reference to the Statement of Designations (the "Statement of Designations") of the Series E Preferred Shares, including, without limitation, section 9 of the Statement of Designation relating to certain adjustments to the Series E Preferred Shares conversion price. Copies of the Stock Purchase Agreement and Statement of Designations have been incorporated by reference into this registration statement.

The Series E Preferred Shares have the following characteristics:

Conversion. Each holder of Series E Preferred Shares, at any time and from time to time, has the right, subject to certain conditions, to convert all or any portion of the Series E Preferred Shares then held by such holder into common shares at the conversion rate then in effect. Each Series E Preferred Share is convertible into the number of common shares equal to the quotient of $1,000 plus any accrued and unpaid dividends divided by the lesser of the following four prices (the “Series E Conversion Price”): (i) $1.00, (ii) 80% of the lowest daily VWAP of the common shares over the twenty consecutive trading days expiring on the trading day immediately prior to the date of delivery of a conversion notice, (iii) the conversion price or exercise price per share of any of the Company's then outstanding convertible shares or warrants, (iv) the lowest issuance price of the common shares in any transaction from the date of the issuance the Series E Perpetual Preferred Stock onwards, but in no event will the Series E Conversion Price be less than $0.60.

Limitations of Conversion. Holders of the shares of Series E Preferred Shares shall be entitled to convert the Series E Preferred Shares in full, regardless of the beneficial ownership percentage of the holder after giving effect to such conversion.

As of January 14, 2020, upon conversion at the Series E Conversion Price ($0.62) of 15,724 Series E Preferred Shares currently outstanding, Family Trading would receive 25,361,290 Common Shares.

Private Placement

Pursuant to a placement agent agreement with Maxim Group LLC dated November 6, 2019, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investors in connection with a registered direct offering of an aggregate of 4,200,000 common shares at a public offering price of $2.00 per share (the “Registered Offering”).  Concurrently with the Registered Offering and pursuant to the Securities Purchase Agreement, the Company also commenced a private placement whereby it issued and sold Class A warrants to purchase up to 4,200,000 common shares and Class B warrants to purchase up to 4,200,000 common shares (the “Private Placement”).  The aggregate gross proceeds of the Registered Offering and Private Placement were $8.4 million.  The Registered Offering and Private Placement closed on November 7, 2019.  These securities were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act.
Each Class A warrant is immediately exercisable for one common share at an exercise price of $2.00 per share and will expire eight months from issuance.  The Class A warrants also provide that if during the period of time between the date that is the earlier of (i) 30 days from the closing date and (ii) the trading day on which a total of more than 12.6 million common shares have traded since the closing date of this offering and if the volume weighted-average price of the common shares immediately prior to the exercise date is lower than $3.20 per share, each warrant may be exercised, at the option of the holder, on a cashless basis for 0.4 of a common share.
Each Class B warrant is immediately exercisable for one common share at an exercise price of $2.00 per share and will expire eighteen months from issuance.
Item 8.   Exhibits and Financial Statement Schedules
(a)    Exhibits
The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits.
(b)    Financial Statements
The financial statements incorporated by reference into this registration statement are listed in the index to the financial statements immediately preceding such statements, which index to the financial statements is incorporated herein by reference.
Item 9.    Undertakings
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece, on January 14, 2020.
TOP SHIPS INC.
By:	/s/ EVANGELOS J. PISTIOLIS
	Name:	EVANGELOS J. PISTIOLIS
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on January 14, 2020 in the capacities indicated.
Signature	Title

/s/ Evangelos J. Pistiolis	Director, President and Chief Executive Officer (Principal Executive Officer)
Evangelos J. Pistiolis

/s/ Alexandros Tsirikos	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Alexandros Tsirikos

/s/ Konstantinos Karelas	Director
Konstantinos Karelas

/s/ Stavros Emmanouil	Director
Stavros Emmanouil

/s/ Paolo Javarone	Director
Paolo Javarone

AUTHORIZED UNITED STATES REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this registration statement in the City of Newark, State of Delaware, on January 14, 2020.
PUGLISI & ASSOCIATES
By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Managing Director

Exhibits

Number	Description of Exhibits

3.1	Third Amended and Restated Articles of Incorporation of Top Ships Inc. (1)
3.2	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated April 17, 2014 (2)
3.3	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated February 15, 2016 (3)
3.4	Certificate of Correction to the Third Amended and Restated Articles of Incorporation, dated February 14, 2017 (4)
3.5	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated May 10, 2017 (4)
3.6	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated June 22, 2017 (4)
3.7	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated August 2, 2017 (4)
3.8	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated October 5, 2017 (4)
3.11	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated March 23, 2018 (4)
3.12	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated August 21, 2019 (109)
3.13	Amended and Restated By-Laws of the Company, as adopted on February 28, 2007 (5)
3.14	Amendment No. 1 to the Amended and Restated By-Laws (6)
4.1	Certificate of Designations of Rights, Preferences and Privileges of Series A Participating Preferred Stock of the Company (107)
4.2	Certificate of Designation of Rights, Preferences and Privileges of Series D Preferred Stock of Top Ships Inc. (108)
4.3	Certificate of Designation of Rights, Preferences and Privileges of Series E Perpetual Convertible Preferred Stock of the Company (106)
4.4	Form of Pre-Funded Warrant (114)
4.5	Form of Class A Warrant to purchase Common Shares (115)
5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company*
8.1	Opinion of Seward & Kissel LLP, with respect to certain tax matters*
10.1	TOP Ships Inc. 2015 Stock Incentive Plan (14)
10.2	Stockholders Rights Agreement with Computershare Trust Company, N.A., as Rights Agent as of September 22, 2016 (15)
10.3	Securities Purchase Agreement by and between the Company and YA II CD, Ltd., dated November 22, 2016 (16)
10.4	Registration Rights Agreement by and between the Company and YA II CD, Ltd., dated November 22, 2016 (17)
10.5	Employment Agreement between TOP Ships Inc. and Central Mare Inc. dated September 1, 2010, regarding employment of Chief Technical Officer (4)
10.6	Employment Agreement between TOP Ships Inc. and Central Mare Inc. dated September 1, 2010, regarding employment of Executive Vice-President and Chairman (4)
10.7	Employment Agreement between TOP Ships Inc. and Central Mare Inc. dated September 1, 2010, regarding employment of President and Chief Executive Officer (4)
10.8	Employment Agreement between TOP Ships Inc. and Central Mare Inc. dated September 1, 2010, regarding employment of Chief Financial Officer (4)
10.9	Letter Agreement with Central Shipping Monaco SAM, dated March 10, 2014 (18)
10.10	Form of Management Agreement with Central Shipping Monaco SAM (19)
10.11	Memorandum of Agreement dated December 30, 2014 with respect to the M/T Stenaweco Energy (20)
10.12	Call Option Agreement dated December 30, 2014 with respect to the M/T Stenaweco Energy (21)

10.13	Bareboat Charter dated December 30, 2014 with respect to the M/T Stenaweco Energy (22)
10.14	Memorandum of Agreement dated December 30, 2014 with respect to the M/T Stenaweco Evolution (23)
10.15	Call Option Agreement dated December 30, 2014 with respect to the M/T Stenaweco Evolution (24)
10.16	Bareboat Charter dated December 30, 2014 with respect to the M/T Stenaweco Evolution (25)
10.17	Secured Term Loan Facility dated July 9, 2015 between Monte Carlo 37 Shipping Company Limited, Monte Carlo 39 Shipping Company Limited and ABN Amro Bank N.V. (26)
10.18
Amending and Restating Agreement, dated September 28, 2015, to the Secured Term Loan Facility between Monte Carlo 37 Shipping Company Limited, Monte Carlo 39 Shipping Company Limited, and ABN Amro Bank N.V. (27)

10.19
Amending and Restating Agreement, dated August 1, 2016, to the Secured Term Loan Facility between Monte Carlo 37 Shipping Company Limited, Monte Carlo 39 Shipping Company Limited, Monte Carlo Lax Shipping Company Limited and ABN Amro Bank N.V. (28)

10.20
Supplemental Agreement, dated July 28, 2017, to the Secured Term Loan Facility between Monte Carlo 37 Shipping Company Limited, Monte Carlo 39 Shipping Company Limited, Monte Carlo Lax Shipping Company Limited and ABN Amro Bank N.V. (4)

10.21	Letter Agreement dated December 23, 2015 between Family Trading Inc. and TOP Ships Inc. (29)
10.22	Amendment to the Letter Agreement dated December 23, 2015 between Family Trading Inc. and TOP Ships Inc. (30)
10.23	Loan Agreement dated December 23, 2015 between Family Trading Inc. and TOP Ships Inc. (31)
10.24	Term Sheet dated April 4, 2016 between TOP Ships Inc. and Norddeutsche Landesbank Girozentrale (32)
10.25	Loan Agreement dated May 11, 2016 between Monte Carlo Seven Shipping Company and Norddeutsche Landesbank Girozentrale (33)
10.26	Loan Agreement dated July 20, 2016 between Eco Seven Inc. and Alpha Bank A.E. (4)
10.27	First Supplemental Agreement, dated August 1, 2017, relating to a Loan Agreement dated July 20, 2016, among Alpha Bank A.E., Eco Seven Inc., Central Mare Inc. and TOP Ships Inc. (4)
10.28	Shipbuilding Contract relating to Hull No. S443, dated November 21, 2016, between City of Athens Inc. and Hyundai Mipo Dockyard Co., Ltd. (4)
10.29	Common Stock Purchase Agreement, dated February 2, 2017, between TOP Ships Inc. and Kalani Investments Limited (34)
10.30	Amendment No. 1 to Common Stock Purchase Agreement, dated March 17, 2017, between TOP Ships Inc. and Kalani Investments Limited (35)
10.31	Amendment No. 2 to Common Stock Purchase Agreement, dated March 27, 2017, between TOP Ships Inc. and Kalani Investments Limited (36)
10.32	Amendment No. 3 to Common Stock Purchase Agreement, dated April 4, 2017, between TOP Ships Inc. and Kalani Investments Limited (37)
10.33	Amendment No. 4 to Common Stock Purchase Agreement, dated April 27, 2017, between TOP Ships Inc. and Kalani Investments Limited (38)
10.34	Note Purchase Agreement, dated February 6, 2017, between TOP Ships Inc. and Kalani Investments Limited (39)
10.35	Unsecured Promissory Note of TOP Ships Inc., dated February 6, 2017 (40)
10.36	Form of securities purchase agreement between TOP Ships Inc. and a non-U.S. institutional investor (41)
10.37	Share Purchase Agreement, dated February 20, 2017, between Malibu Shipmanagement Co. and Style Maritime Ltd. (42)
10.38	Addendum No. 1 to Share Purchase Agreement, dated March 30, 2017, between Malibu Shipmanagement Co. and Style Maritime Ltd. (4)
10.39	Addendum No. 2 to Share Purchase Agreement, dated May 17, 2017, between Malibu Shipmanagement Co. and Style Maritime Ltd. (4)
10.40	Addendum No. 3 to Share Purchase Agreement, dated January 31, 2018, between Malibu Shipmanagement Co. and Style Maritime Ltd. (4)
10.41	Shipbuilding Contract relating to Hull No. S444, dated February 20, 2017, between Eco Nine Inc. and Hyundai Mipo Dockyard Co., Ltd. (4)

10.42	Amended and Restated Loan Agreement, dated February 21, 2017, between TOP Ships Inc. and Family Trading Inc. (43)
10.43	Note Purchase Agreement, dated March 21, 2017, between TOP Ships Inc. and Kalani Investments Limited (44)
10.44	Unsecured Promissory Note of TOP Ships Inc., dated March 22, 2017 (45)
10.45	Note Purchase Agreement, dated March 28, 2017, between TOP Ships Inc. and Kalani Investments Limited (46)
10.46	Unsecured Promissory Note of TOP Ships Inc., dated March 28, 2017 (47)
10.47	Share Purchase Agreement, dated March 30, 2017, between Fly Free Company and Lyndon International Co. (116)
10.48	Addendum No. 1 to Share Purchase Agreement, dated June 14, 2017, between Fly Free Company and Lyndon International Co. (4)
10.49	Share Purchase Agreement, dated March 30, 2017, between Maxima International Co. and Gramos Shipping Company Inc. (4)
10.50	Addendum No. 1 to Share Purchase Agreement, dated June 14, 2017, between Maxima International Co. and Gramos Shipping Company Inc. (4)
10.51	Note Purchase Agreement, dated April 5, 2017, between TOP Ships Inc. and Kalani Investments Limited (48)
10.52	Unsecured Promissory Note of TOP Ships Inc., dated April 5, 2017 (49)
10.53	Shipbuilding Contract relating to Hull No. 2648, dated April 20, 2017, between Astarte International Inc. and Hyundai Mipo Dockyard Co., Ltd. (4)
10.54	Note Purchase Agreement, dated May 15, 2017, between TOP Ships Inc. and Xanthe Holdings Ltd (50)
10.55	Unsecured Promissory Note of TOP Ships Inc., dated May 15, 2017 (51)
10.56	Joint Venture Agreement, dated July 7, 2017, between Lyndon International Co. and Just-C Limited (4)
10.57	Joint Venture Agreement, dated July 7, 2017, between Gramos Shipping Company Inc. and Just-C Limited (4)
10.58	Unsecured Promissory Note of TOP Ships Inc., dated September 15, 2017 (52)
10.59	Stock Purchase Agreement, dated May 8, 2017, between TOP Ships Inc. and Tankers Family Inc (53)
10.60	Facility Agreement, dated September 5, 2017, between TOP Ships Inc., Astarte International Inc. and Amsterdam Trade Bank N.V. for up to $23,500,000 Loan Facility (4)
10.61	Facility Agreement, dated September 5, 2017, between TOP Ships Inc., Astarte International Inc. and Amsterdam Trade Bank N.V. for up to $8,993,100 Loan Facility (4)
10.62	Shipbuilding Contract relating to Hull No. 8218, dated October 31, 2017, between PCH77 Shipping Company Limited and Hyundai Mipo Dockyard Co., Ltd. (4)
10.63	Common Stock Purchase Agreement, dated November 7, 2017, between TOP Ships Inc. and Crede CG III, Ltd. (54)
10.64	Note Purchase Agreement, dated November 13, 2017, between TOP Ships Inc. and Crede Capital Group LLC (55)
10.65	Unsecured Promissory Note of TOP Ships Inc., dated November 13, 2017 (56)
10.66	Common Stock Purchase Agreement, dated December 11, 2017, between TOP Ships Inc. and Crede CG III, Ltd. (57)
10.67	Note Purchase Agreement, dated December 14, 2017, between TOP Ships Inc. and Crede Capital Group LLC (58)
10.68	Unsecured Promissory Note of TOP Ships Inc., dated December 14, 2017 (59)
10.69	Amendment, dated January 5, 2018, between TOP Ships Inc. and Crede Capital Group Inc. to Note Purchase Agreement dated December 14, 2017 (60)
10.70	Unsecured Promissory Note of TOP Ships Inc., dated January 5, 2018 (61)
10.71	Shipbuilding Contract relating to Hull No. 8242, dated January 9, 2018, between PCH Dreaming Inc. and Hyundai Mipo Dockyard Co., Ltd. (4)
10.72	Shipbuilding Contract relating to Hull No. S874, dated January 9, 2018, between South California Inc. and Hyundai Samho Heavy Industries Co., Ltd. (4)
10.73	Shipbuilding Contract relating to Hull No. S875, dated January 9, 2018, between Malibu Warrior Inc. and Hyundai Samho Heavy Industries Co., Ltd. (4)

10.74	Share Purchase Agreement, dated January 31, 2018, between Ships International Inc. and TOP Ships Inc. regarding Hull No. S875 (4)
10.75	Share Purchase Agreement, dated January 31, 2018, between Ships International Inc. and TOP Ships Inc. regarding Hull No. 8242 (4)
10.76	Share Purchase Agreement, dated January 31, 2018, between Ships International Inc. and TOP Ships Inc. regarding Hull No. S874 (4)
10.77	Confirmation of Interest Rate Swap Transaction dated as of March 29, 2017 between Norddeutsche Landesbank Gironzentrale and Monte Carlo Seven Shipping Limited (62)
10.78	Confirmation of Interest Rate Swap Transaction dated as of March 29, 2018, between Alpha Bank A.E. and Eco Seven Inc. (63)
10.79	2nd Amended and Restated Family Trading Credit Facility, dated September 27, 2018 (98)
10.80	Addendum dated October 30, 2018 to the 2nd Amended and Restated Family Trading Credit Facility (99)
10.81	Addendum dated December 31, 2018 to the 2nd Amended and Restated Family Trading Credit Facility (100)
10.82	Addendum dated January 22, 2019 to the 2nd Amended and Restated Family Trading Credit Facility (101)
10.83	Securities Purchase Agreement dated as of October 24, 2018, between Top Ships Inc. and CVI Investments, Inc. (102)
10.84	Placement Agency Agreement dated as of October 24, 2018, between Maxim Group LLC and Top Ships Inc. (103)
10.85	Warrant Exchange and Exercise Agreement dated as of January 10, 2019, among Top Ships, Inc. and CVI Investments, Inc. (104)
10.86	$10,140,000 Loan Agreement between Alpha Bank A.E., as lender and PCH Dreaming Inc. as borrower, dated as of July 11, 2018 (64)
10.87	Memorandum of Agreement in respect of M/T Eco Bel Air, dated as of December 3, 2018 (65)
10.88	Bareboat Charter in respect of M/T Eco Bel Air, dated as of December 3, 2018 (66)
10.89	Guarantee dated as of December 3, 2018 between Top Ships Inc., as guarantor, and Sea 103 Leasing Co., as owner relating to a Bareboat Charter of M/T Eco Bel Air (67)
10.90	Memorandum of Agreement in respect of M/T Eco Beverly Hills, dated as of December 3, 2018 (68)
10.91	Bareboat Charter in respect of M/T Eco Beverly Hills, dated as of December 3, 2018 (69)
10.92	Guarantee dated as of December 3, 2018 between Top Ships Inc., as guarantor, and Sea 104 Leasing Co., Limited, as owner, relating to a Bareboat Charter of M/T Eco Beverly Hills (70)
10.93
$23,500,000 loan facility agreement dated as of September 5, 2017, among Astarte International Inc., as borrower, Amsterdam Trade Bank N.B., as arranger, the lenders thereto, Amasterdam Trade Bank N.V., as agent and security agent, and Top Ships Inc., as guarantor (71)

10.94
Supplemental Agreement dated as of June 1, 2018, to $23,500,000 loan facility agreement among Astarte International Inc., as borrower, Amsterdam Trade Bank N.B., as arranger, the lenders thereto, Amasterdam Trade Bank N.V., as agent and security agent, and Top Ships Inc., as guarantor (72)

10.95
$10,140,000 loan facility agreement dated as of June 1, 2018, among PCHH77 Shipping Company Limited, as borrower, Amsterdam Trade Bank N.V., as arranger, the lenders thereto, Amsterdam Trade Bank N.V., as agent and security agent, and Top Ships Inc. and Asparte International Inc., as guarantors (73)

10.96	Bareboat Charter in respect of M/T Nord Valiant, dated as of December 21, 2018 (74)
10.97	Additional Clauses to Bareboat Charter in respect of M/T Nord Valiant, dated as of December 21, 2018 (75)
10.98	Guarantee dated as of December 21, 2018, between Top Ships Inc., as guarantor, and Xiang T89 HK International Ship Lease Co., Limited, as owner, in respect of the M/T Nord Valiant (76)
10.99	Memorandum of Agreement in respect of Hull No. 8218 (TBN Eco California), dated as of December 21, 2018 (77)
10.100	Bareboat Charter in respect of Hull No. 8218 (TBN Eco California), dated as of December 21, 2018 (78)
10.101	Additional Clauses to Bareboat Charter in respect of M/T Eco California, dated as of December 21, 2018 (79)

10.102	Guarantee dated as of December 21, 2018, between Top Ships Inc., as guarantor, and Xiang T88 HK International Ship Lease Co., Limited, as owner, in respect of the M/T Eco California (80)
10.103	Management Agreement dated as of January 1, 2019 with Central Shipping Inc., in respect of M/T Stenaweco Energy (81)
10.104	Management Agreement dated as of January 1, 2019 with Central Shipping Inc., in respect of M/T Stenaweco Elegance (82)
10.105	Management Agreement dated as of January 1, 2019 with Central Shipping Inc., in respect of Hull 8242 (TBN Eco Marina Del Rey) (83)
10.106	Management Agreement dated as of January 1, 2019 with Central Shipping Inc., in respect of M/T Eco Fleet (84)
10.107	Management Agreement dated as of January1, 2019 with Central Shipping Inc., in respect of M/T Stenaweco Evolution (85)
10.108	Management Agreement dated as of January 1, 2019 with Central Shipping Inc., in respect of Hull S874 (TBN Eco Bel Air) (86)
10.109	Management Agreement dated as of January 1, 2019 with Central Shipping Inc., in respect of M/T Stenaweco Excellence (87)
10.110	Management Agreement dated as of January 1, 2019 with Central Shipping Inc., in respect of M/T Nord Valiant (88)
10.111	Management Agreement dated as of January 1, 2019 with Central Shipping Inc., in respect of M/T Eco California (89)
10.112	Management Agreement dated as of January 1, 2019 with Central Shipping Inc., in respect of M/T Eco Revolution (90)
10.113	Management Agreement dated as of January 1, 2019 with Central Shipping Inc., in respect of Hull S875 (TBN Eco Beverly Hills) (91)
10.114	Management Agreement dated as of January 11, 2019 with Central Shipping Inc., in respect of M/T Eco Palm Desert (92)
10.115	Fifth Amendment to the Agreement for Provision of Personnel, dated January 1, 2019, between Top Ships Inc. and Central Mare Inc. (93)
10.116	Letter Agreement from Central Shipping Inc. to Top Ships Inc. dated as of January 1, 2019, in respect of provision of management services (94)
10.117
Facility Agreement for up to $10,500,000 Revolving Credit Facility, among Top Ships Inc., as borrower, Amsterdam Trade Bank N.V., as arranger, the lenders thereto, Amsterdam Trade Bank N.V., as agent and security agent and Astarte International Inc., as guarantor (95)

10.118	Note Purchase Deed among Top Ships Inc., Amsterdam Trade Bank N.V., the note purchasers party thereto, and Astarte International Inc., dated as of March 21, 2019 (96)
10.119	Addendum No. 1 dated as of March 12, 2019 to MOA in respect of Hull No. 8242 (TBN Eco Marina Del Rey) (97)
10.120	Stock Purchase Agreement, dated March 29, 2019, between TOP Ships Inc. and Family Trading Inc. (105)
10.121	Placement Agency Agreement dated as of November 6, 2019, between Maxim Group LLC and TOP Ships Inc. (110)
10.122	Securities Purchase Agreement dated as of November 6, 2019, between TOP Ships Inc. and the purchasers thereto (111)
10.123	Form of Class A Common Stock Purchase Warrant (112)
10.124	Form of Class B Common Stock Purchase Warrant (113)
21.1	List of subsidiaries of the Company*
23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)*
23.2	Consent of Deloitte Certified Public Accountants S.A.
23.3	Power of Attorney (contained in previously filed signature page)
101
The following materials from the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018, formatted in eXtensible Business Reporting Language (XBRL): (i) Consolidated Balance Sheets as of December 31, 2017 and 2018; (ii) Consolidated Statements of Comprehensive Income/(Loss) for the years ended December 31, 2016, 2017 and 2018; (iii) Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2016, 2017 and 2018; (iv) Consolidated Statements of Cash Flows for the years ended December 31, 2016, 2017 and 2018; and (v) Notes to Consolidated Financial Statements (4)

* Previously filed

(1)	Incorporated by reference to Exhibit 99.2 of the Company’s Current Report on Form 6-K, filed on June 24, 2011
(2)	Incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 6-K, filed on April 18, 2014
(3)	Incorporated by reference to Exhibit 1.3 of the Company’s Annual Report on Form 20-F, filed on April 26, 2016
(4)	Incorporated by reference to the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(5)	Incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 6-K filed on March 9, 2007
(6)	Incorporated by reference to Exhibit 1 of the Company’s Current Report on Form 6-K filed on November 28, 2014
(7)	Reserved
(8)	Reserved
(9)	Reserved
(10)	Reserved
(11)	Reserved
(12)	Reserved

(13)	Reserved
(14)	Incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 20-F, filed on April 26, 2016
(15)	Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on September 22, 2016
(16)	Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 6-K, filed on November 23, 2016
(17)	Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 6-K, filed on November 23, 2016
(18)	Incorporated by reference to Exhibit 10.42 of the Company’s Registration Statement on Form F-1, filed on March 19, 2014, as amended (File No. 333-194960)
(19)	Incorporated by reference to Exhibit 10.43 of the Company’s Registration Statement on Form F-1, filed on March 19, 2014, as amended (File No. 333-194960)
(20)	Incorporated by reference to Exhibit 4.29 of the Company’s Annual Report on Form 20-F, filed on April 29, 2015
(21)	Incorporated by reference to Exhibit 4.30 of the Company’s Annual Report on Form 20-F, filed on April 29, 2015
(22)	Incorporated by reference to Exhibit 4.33 of the Company’s Annual Report on Form 20-F, filed on April 29, 2015
(23)	Incorporated by reference to Exhibit 4.31 of the Company’s Annual Report on Form 20-F, filed on April 29, 2015
(24)	Incorporated by reference to Exhibit 4.32 of the Company’s Annual Report on Form 20-F, filed on April 29, 2015
(25)	Incorporated by reference to Exhibit 4.34 of the Company’s Annual Report on Form 20-F, filed on April 29, 2015
(26)	Incorporated by reference to Exhibit 4.37 of the Company’s Annual Report on Form 20-F, filed on April 26, 2016
(27)	Incorporated by reference to Exhibit 4.38 the Company’s Annual Report on Form 20-F, filed on April 26, 2016
(28)	Incorporated by reference to Exhibit 4.18 of the Company’s Annual Report on Form 20-F, filed on March 14, 2017
(29)	Incorporated by reference to Exhibit 4.39 of the Company’s Annual Report on Form 20-F, filed on April 26, 2016
(30)	Incorporated by reference to Exhibit 4.40 of the Company’s Annual Report on Form 20-F, filed on April 26, 2016
(31)	Incorporated by reference to Exhibit 4.41 of the Company’s Annual Report on Form 20-F, filed on April 26, 2016
(32)	Incorporated by reference to Exhibit 4.42 of the Company’s Annual Report on Form 20-F, filed on April 26, 2016
(33)	Incorporated by reference to Exhibit 10.40 of the Company’s Post-Effective Amendment No. 2 to the Registration Statement on Form F-1, filed on June 23, 2016 (File No. 333-194690)
(34)	Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 6-K, filed on February 2, 2017
(35)	Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 6-K, filed on March 20, 2017
(36)	Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 6-K, filed on March 27, 2017
(37)	Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 6-K, filed on April 5, 2017
(38)	Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 6-K, filed on April 28, 2017
(39)	Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 6-K, filed on February 7, 2017
(40)	Incorporated by reference to Exhibit 1.2 of the Company’s Current Report on Form 6-K, filed on February 7, 2017
(41)	Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 6-K, filed on February 21, 2017
(42)	Incorporated by reference to Exhibit 4.28 of the Company’s Annual Report on Form 20-F, filed on March 14, 2017
(43)
Incorporated by reference to Exhibit B of the Schedule 13D/A of Family Trading Inc., Sovereign Holdings Inc., Epsilon Holdings Inc., Oscar Shipholding Ltd, Race Navigation Inc., Tankers Family Inc., and the Lax Trust, filed on March 1, 2017

(44)	Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 6-K, filed on March 22, 2017
(45)	Incorporated by reference to Exhibit 1.2 of the Company’s Current Report on Form 6-K, filed on March 22, 2017
(46)	Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 6-K, filed on March 28, 2017
(47)	Incorporated by reference to Exhibit 1.2 of the Company’s Current Report on Form 6-K, filed on March 28, 2017
(48)	Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 6-K, filed on April 5, 2017
(49)	Incorporated by reference to Exhibit 1.2 of the Company’s Current Report on Form 6-K, filed on April 5 2017
(50)	Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 6-K, filed on May 15, 2017
(51)	Incorporated by reference to Exhibit 1.2 of the Company’s Current Report on Form 6-K, filed on May 15, 2017
(52)	Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 6-K, filed on September 15, 2017
(53)	Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 6-K, filed on May 8, 2017
(54)	Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 6-K, filed on November 8, 2017
(55)	Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 6-K, filed on November 14, 2017
(56)	Incorporated by reference to Exhibit 1.2 of the Company’s Current Report on Form 6-K, filed on November 14, 2017
(57)	Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 6-K, filed on December 11, 2017
(58)	Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 6-K, filed on December 15, 2017
(59)	Incorporated by reference to Exhibit 1.2 of the Company’s Current Report on Form 6-K, filed on December 15, 2017
(60)	Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 6-K, filed on January 8, 2018
(61)	Incorporated by reference to Exhibit 1.2 of the Company’s Current Report on Form 6-K, filed on January 8, 2018
(62)	Incorporated by reference to Exhibit 4.77 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(63)	Incorporated by reference to Exhibit 4.78 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(64)	Incorporated by reference to Exhibit 4.86 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(65)	Incorporated by reference to Exhibit 4.87 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(66)	Incorporated by reference to Exhibit 4.88 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019

(67)	Incorporated by reference to Exhibit 4.89 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(68)	Incorporated by reference to Exhibit 4.90 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(69)	Incorporated by reference to Exhibit 4.91 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(70)	Incorporated by reference to Exhibit 4.92 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(71)	Incorporated by reference to Exhibit 4.93 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(72)	Incorporated by reference to Exhibit 4.94 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(73)	Incorporated by reference to Exhibit 4.95 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(74)	Incorporated by reference to Exhibit 4.96 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(75)	Incorporated by reference to Exhibit 4.97 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(76)	Incorporated by reference to Exhibit 4.98 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(77)	Incorporated by reference to Exhibit 4.99 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(78)	Incorporated by reference to Exhibit 4.100 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(79)	Incorporated by reference to Exhibit 4.101 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(80)	Incorporated by reference to Exhibit 4.102 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(81)	Incorporated by reference to Exhibit 4.103 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(82)	Incorporated by reference to Exhibit 4.104 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(83)	Incorporated by reference to Exhibit 4.105 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(84)	Incorporated by reference to Exhibit 4.106 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(85)	Incorporated by reference to Exhibit 4.107 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(86)	Incorporated by reference to Exhibit 4.108 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(87)	Incorporated by reference to Exhibit 4.109 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(88)	Incorporated by reference to Exhibit 4.110 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(89)	Incorporated by reference to Exhibit 4.111 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(90)	Incorporated by reference to Exhibit 4.112 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(91)	Incorporated by reference to Exhibit 4.113 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(92)	Incorporated by reference to Exhibit 4.114 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(93)	Incorporated by reference to Exhibit 4.115 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(94)	Incorporated by reference to Exhibit 4.116 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(95)	Incorporated by reference to Exhibit 4.117 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(96)	Incorporated by reference to Exhibit 4.118 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(97)	Incorporated by reference to Exhibit 4.119 of the Company’s Annual Report on Form 20-F, filed on March 28, 2019
(98)	Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 6-K, filed on October 3, 2018.
(99)
Incorporated by reference to Exhibit F of the Schedule 13D/A of Family Trading Inc., Sovereign Holdings Inc., Epsilon Holdings Inc., Race Navigation Inc., Tankers Family Inc., and the Lax Trust, filed on March 12, 2019.

(100)
Incorporated by reference to Exhibit G of the Schedule 13D/A of Family Trading Inc., Sovereign Holdings Inc., Epsilon Holdings Inc., Race Navigation Inc., Tankers Family Inc., and the Lax Trust, filed on March 12, 2019.

(101)
Incorporated by reference to Exhibit H of the Schedule 13D/A of Family Trading Inc., Sovereign Holdings Inc., Epsilon Holdings Inc., Race Navigation Inc., Tankers Family Inc., and the Lax Trust, filed on March 12, 2019.

(102)	Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 6-K, filed on October 24, 2018
(103)	Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 6-K, filed on October 24, 2018
(104)	Incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 6-K, filed on January 11, 2019
(105)	Incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 6-K, filed on April 1, 2019
(106)	Incorporated by reference to Exhibit 99.2 of the Company’s Current Report on Form 6-K, filed on April 1, 2019
(107)	Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 6-K, filed on September 22, 2016
(108)	Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on May 8, 2017
(109)	Incorporated by reference to Exhibit 99.2 of the Company’s Current Report on Form 6-K, filed on August 22, 2019
(110)	Incorporated by reference to Exhibit 1 of the Company’s Current Report on Form 6-K, filed on November 7, 2019
(111)	Incorporated by reference to Exhibit 2 of the Company’s Current Report on Form 6-K, filed on November 7, 2019
(112)	Incorporated by reference to Exhibit 3 of the Company’s Current Report on Form 6-K, filed on November 7, 2019
(113)	Incorporated by reference to Exhibit 4 of the Company’s Current Report on Form 6-K, filed on November 7, 2019
(114)	Incorporated by reference to Exhibit 3 of the Company’s Current Report on Form 6-K, filed on September 12, 2019
(115)	Incorporated by reference to Exhibit 2 of the Company’s Current Report on Form 6-K, filed on September 12, 2019
(116)	Incorporated by reference to Exhibit 4.47 of the Company's Annual Report on Form 20-F, filed on March 29, 2018